As filed with the Securities and Exchange Commission on September 18, 2008

Registration No. 333-150126

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 1

FORM S-1/A

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HOME SCHOOL, INC.

Delaware	8200-11	37-1518627

2700 South River Road

Suite 106

Des Plaines, Illinois 60018

847-391-5079

Thomas Morrow

Chief Executive Officer

Home School, Inc.

2700 South River Road

Suite 106

Des Plaines, Illinois 60018

847-391-5079

Copies to:

Paul Edwards, Esq.

McDonald Hopkins LLC

600 Superior Avenue, E.

Suite 2100

Cleveland, Ohio 44114

216-348-5432

Approximate Date of Commencement of Proposed Sale to the Public:    from time to time after the effective date of this Registration Statement as determined by market conditions and other factors.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the box.

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	Accelerated filer

Non-accelerated filer (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title Of Each Class of Securities To be Registered	Amount To Be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, $0.001 par value (1)	8,000,000	(2)	$0.05	(3)	$400,000	Previously Paid
Total	8,000,000		$0.05	(3)	$400,000	Previously Paid

(1)	These shares are being registered pursuant to a Securities Purchase Agreement and in accordance with a Registration Rights Agreement, each dated November 12, 2007, between Home School, Inc. and Tailor-Made Capital Ltd.
(2)	Represents 4,000,000 shares of common stock to be issued to Tailor-Made in connection with the Securities Purchase Agreement and 4,000,000 shares of common stock to be issued to Tailor-made upon the exercise of a warrant to be issued to Tailor-Made pursuant to the Securities Purchase Agreement.
(3)	Offering Price Per Share is a fixed price. Once the shares are registered and available to be publicly traded then the selling shareholders may sell the shares at the prevailing market price.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Prospectus

HOME SCHOOL, INC.

8,000,000 Shares of Common Stock

This prospectus (the “Prospectus”) relates to the resale of 8,000,000 shares of our common stock, par value of $0.001, by certain individuals and entities who beneficially own shares of our common stock. The Offering Price Per Share is a fixed price. Once the shares are registered and available to be publicly traded then the selling shareholders may sell the shares at the prevailing market price. We will file a post-effective amendment to reflect the change to a market price when the shares begin trading on a market.

We are not selling any shares of common stock in this offering and therefore will not receive any of the proceeds from this offering. We will however, receive proceeds from the sale of common stock under the Securities Purchase Agreement entered into with Tailor-Made Capital Ltd. (“Tailor-Made”) (the “Selling Security Holder”) on November 12, 2007. We will bear all costs associated with this registration.

The common stock offered under this Prospectus may be sold or distributed from time to time by the Selling Security Holder directly to one or more purchasers or through brokers, dealers or underwriters who may act solely as agents, at fixed or negotiated prices determined prior to the time of sale. Our common stock and warrants are not traded on an exchange. However, we intend to list our common stock on the Over-the-Counter-Bulletin Board (the “OTC Bulletin Board”).

Tailor-Made and entities associated with Tailor-Made are underwriters within the meaning of the Securities Act of 1933 in connection with the sale of securities under this Prospectus.

We are registering 4,000,000 shares of our common stock which Tailor-Made will receive as a component of the Securities Purchase Agreement and we are registering an additional 4,000,000 shares of our common stock underlying warrants that Tailor-Made will receive in connection with the Securities Purchase Agreement. Both the 4,000,000 shares of common stock and the 4,000,000 shares underlying warrants will be issued to Tailor-Made upon the trading day immediately following the 10th trading day after the day the our common stock is initially listed on the OTCBB. The warrant provides that Tailor-Made may purchase a number of shares of our common stock equal to $1,000,000 divided by the lesser of (a) the Formula Price (as defined in the Securities Purchase Agreement) and (b) the Section 504 Offering Price (as defined in the Securities Purchase Agreement), with an exercise price equal to 125% of the lesser of (a) the Formula Price and (b) the Section 504 Offering Price. The warrants expire on November 12, 2011. Tailor-Made has agreed under the Securities Purchase Agreement that it will not hold at any time more than 9.99% of the our common stock at any time during the term of the Securities Purchase Agreement.

We know of no existing arrangements between the Selling Security Holder and any broker, dealer, underwriter or agent relating to the sale or distribution of the common stock. At the time a particular offer of shares of common stock is made, a prospectus supplement will be distributed that will set forth the names of any agents, underwriters, or dealers. Brokers or dealers effecting transactions in these securities should confirm that the shares are registered under the applicable state securities laws or that an exemption from such registration is available.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 8 TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OF ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

The date of this Prospectus is September __, 2008

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all the information that you should consider before investing in the common stock. You should carefully read the entire Prospectus, including “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Financial Statements, before making an investment decision.

THE COMPANY

Background

Home School, Inc. (“Home School” and the “Company”) is a Delaware corporation with its principal business office located in Des Plaines, Illinois. The address of our principal office is 2700 South River Road Suite 106 and our telephone number at that address is 847-391-5079. Our Internet website is located at WWW.HOME-SCHOOL-INC.COM. The information contained on our website is not incorporated by reference in this Prospectus and should not be considered a part of this Prospectus.

Home School’s Chief Executive Officer is Mr. Thomas Morrow. Currently, Mr. Morrow owns approximately 52% of the Company’s stock and will continue to own a sufficient amount of shares of the Company’s stock that will enable him to exercise control over the operations of the Company. Home School is an Internet-based, fully-interactive home schooling community website, providing products, services, support and guidance to over 40,000 families that are educating their children within the home. More and more families are electing to educate their children within the home for a number of reasons. These families require curriculum, books, school supplies, learning supplements and study aids, support and guidance on the most effective and efficient ways to educate themselves and their children within their home. Our focus is to become the preferred resource to families seeking to educate their children within the home. Our goal is to provide home schooling families with all of the high caliber products and services necessary to enable them to effectively home educate their children.

In order to achieve our business goals we are attempting to develop relationships with companies that we believe to be the leaders in this industry, but that rely on Home School to provide them entry into the growing number of homes that constitute the home school community. These companies include online academies like K12 and Calvert; publishers like Houghton Harcourt and the Christian Liberty Press; service providers like Tutor.com and Christian Legal Assistance; and, institutions of higher learning like DeVry University and Wheaton College among hundreds of others.

We currently offer an online planning and instruction management tool called PER which enables home educating families to plan their children’s education, record actual lesson activity and respond to regulatory requirements. Our Forums and Reviews section is extremely active, providing advice and guidance on instruction and curriculum choices to more than 20,000 users daily, and our Learning Store, selling curriculum and instructional materials, is open and fulfilling orders. Our Company was incorporated in October, 2005 and began software development of its online planner, PER, in March, 2006. PER was released to 100 test user families in August of 2006 and the general public in the US on January 16, 2007. In March of 2007, PER was released to users globally. In December, 2006, our Forums and Community section became available for a global audience. Contemporaneous with the launch of PER to the public in the US, we began our online marketing campaign. During 2007, we attracted 36,000 user families to PER and our Forums and Community assets. Our online store opened late in 2007 and began fulfilling orders. Our offline marketing campaign for the store began in March of 2008. Supplementing these promotional activities, we purchased the assets of HomeSchoolReviews.com in March of 2008, providing us 3,100 more registered user families and what we believe to be the largest library of home school curriculum reviews in the world. We currently offer privately branded products and services that enable home educating parents to administer and record their children’s education for organizational purposes and to respond to regulatory requirements in full compliance with each state’s or country’s laws. We also offer an e-commerce website that allows our customers to obtain products and services which include books and study aids from a variety of publishers, our privately branded curriculum, and other services online. In cooperation with companies that participate in our marketplace, we are developing a line of privately co-branded books, study aids and online instruction that will extend our reach into the home school market.

According to a study conducted by the Home School Legal Defense Association and the National Home Education Research Institute between 2001 and 2005 the U.S. home schooling market is currently at $1.5 billion for products and $3.5 billion for enrichment services. In the U.S. 2.5 million children are home schooled and twice that number are home schooled on a worldwide basis according to the National Home Education Research Institute . The number of children that are home schooled has grown on average by 7 to 15% per year. The amount of money spent for home school products and enrichment services has grown on average by 5 to 10% per year in terms of additional dollars per child. In the longer term, a vast number of users will participate in hybridized arrangements (part home school, part public or private school, part professionally provided education). We believe these groups will also have a need for the products and services Home School sells. We intend to expand eventually into the wider K-12 education marketplace which currently represents approximately $500 billion in total annual expenditures in the U.S. alone.

There are a great many competitors in the home schooling market. However, we believe that few offer an effective one-stop-shop configuration and the support and guidance that we deliver. None are full-service community websites, but are instead e-commerce websites or narrowly focused not-for-profit websites. Few operate as corporations. Most are mom-and-pop proprietors in a very fragmented market. Part of our plan is to begin to consolidate this industry in a meaningful way that will allow us to extend privately branded products and services to a wider audience and establish Home School as an industry leader.

We have received a “Going Concern” opinion from our auditors. As reflected in the accompanying financial statements, the Company is in the development stage with limited revenues, has negative cash flows used in operations of $1,795,243 from inception and has an accumulated deficit of $3,512,134. This raises substantial doubt about its ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company’s ability to raise additional capital and implement its business plan. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

RECENT DEVELOPMENTS

We are registering 4,000,000 shares of our common stock which Tailor-Made will receive as a component of the Securities Purchase Agreement and we are registering an additional 4,000,000 shares of our common stock underlying warrants that Tailor-Made will receive in connection with the Securities Purchase Agreement. Both the 4,000,000 shares of common stock and the 4,000,000 shares underlying warrants will be issued to Tailor-Made upon the trading day immediately following the 10th trading day after the day the our common stock is initially listed on the OTCBB. The warrant provides that Tailor-Made may purchase a number of shares of our common stock equal to $1,000,000 divided by the lesser of (a) the Formula Price (as defined in the Securities Purchase Agreement) and (b) the Section 504 Offering Price (as defined in the Securities Purchase Agreement), with an exercise price equal to 125% of the lesser of (a) the Formula Price and (b) the Section 504 Offering Price. The warrants expire on November 12, 2011. Tailor-Made has agreed under the Securities Purchase Agreement that it will not hold at any time more than 9.99% of the our common stock at any time during the term of the Securities Purchase Agreement.

THE OFFERING

Securities Covered Hereby	4,000,000 shares of common stock that will be issued to Tailor-Made in connection with the Securities Purchase Agreement; and 4,000,000 shares of common stock which may be issued to Tailor-made upon the exercise of warrants issued to Tailor-made pursuant to the Securities Purchase Agreement.

Common Stock Outstanding Prior to the Offering	287,887,960 shares of common stock

Common Stock to be Outstanding After the Offering	291,887,960 shares of common stock

Use of Proceeds	We will receive no proceeds from the sale or other disposition of the shares of common stock covered hereby by the selling Security Holder. However, we will receive $1,000,000 if Tailor-Made exercises the warrants we will issue to them pursuant to the Securities Purchase Agreement. We will use these proceeds for general corporate purposes.

RISK FACTORS

See “RISK FACTORS” for a discussion of the above factors and certain additional factors that should be considered in evaluating an investment in the common stock.

SUMMARY FINANCIAL AND OPERATING INFORMATION

The following selected financial information is derived from the Financial Statements appearing elsewhere in this prospectus and should be read in conjunction with the Financial Statements, including the notes thereto, appearing elsewhere in this prospectus.

	Six Month Period ended June 30 (Unaudited)		Year Ended December 31
	2008	2007	2007	2006
Summary of Operations
Total revenues	$18,048	$4,969	$17,368	$—
Net income (loss)	$(1,284,099)	$(776,454)	$(1,289,067)	$(838,968)
Net profit (Loss) per common share	$(0.00)	$(0.00)	$(0.01)	$(0.00)
Weighted average common shares outstanding, basic and diluted	282,654,328	233,792,172	245,827,080	202,744,620
Statement of Financial Position
Cash and cash equivalents	$722	$59,083	$1,526	$126,261
Total assets	$122,252	$68,855	$24,058	$140,168
Working capital	$(613,944)	$(163,115)	$(105,524)	$(5,063)
Long-term debt	$—	$—	$—	$—
Stockholders’ equity	$(499,000)	$(153,342)	$(96,418)	$4,709

RISK FACTORS

The shares of our common stock being offered for resale by the Selling Security Holder are highly speculative in nature, involve a high degree of risk and should be purchased only by persons who can afford to lose the entire amount invested in the common stock. Before purchasing any of the shares of common stock, you should carefully consider the following factors relating to our business and prospects. If any of the following risks actually occurs, our business, financial condition or operating results could be materially adversely affected. In such case, the trading price of our common stock could decline and you may lose all or part of your investment.

Risks Related to Our Business

We depend on our key management personnel and the loss of their services could adversely affect our business.

We place substantial reliance upon the efforts and abilities of our Chairman and Chief Executive Officer, Thomas Morrow. While we have key man life insurance on the life of Mr. Morrow, the loss of the services of Mr. Morrow could have a material adverse effect on our business, operations, revenues or prospects.

As a development stage company, our business and prospects are difficult to evaluate because we have minimal operating history and our business model is evolving, an investment in us is considered a high risk investment whereby you could lose your entire investment.

The Company is currently operating at a loss, and there is no assurance that the business development plans and strategies of the Company will ever be successful, or that the Company will ever be able to operate profitably. If we cannot operate profitably, you could lose your entire investment. We may not generate revenues in the next twelve months sufficient to support our operations and therefore may rely solely on the cash we raise from investments and draws under the equity line of credit with Tailor-Made.

We have received a going concern opinion from our auditors and we are currently operating at a loss, which raises substantial doubt about our ability to continue as a going concern.

We have received a “Going Concern” opinion from our auditors. As reflected in the accompanying financial statements, the Company is in the development stage with limited revenues, has negative cash flows used in operations of $1,795,243 from inception and has an accumulated deficit of $3,512,134. This raises substantial doubt about its ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company’s ability to raise additional capital and implement its business plan. You could lose your entire investment if the Company is unable to raise additional capital, implement its business plan, and operate profitably.

We may have difficulty defending our intellectual property rights from infringement resulting in lawsuits requiring us to devote financial and management resources that would have a negative impact on our operating results.

If we are presented with appropriate opportunities, we may acquire complementary technologies or companies. Future acquisitions would expose us to potential risks, including risks associated with the assimilation of new technologies and personnel, unforeseen or hidden liabilities, the diversion of management attention and resources from our existing business and the inability to generate sufficient revenues to offset the costs and expenses of acquisitions. Any difficulties encountered in the acquisition and integration process may have an adverse effect on our ability to manage our business.

We regard our service marks, trademarks, and trade secrets as critical to our success. We rely on trademark, patent and trade secret law, as well as confidentiality and license agreements with certain of our employees, customers and others to protect our proprietary rights. There can be no assurance that our means of protecting our proprietary rights will be adequate or that our competitors will not independently develop technologies that are similar or superior to our technology, duplicate our technology or design around any of patents or trademarks. No assurance can be given that our patents, trademarks and service marks will not be challenged, invalidated, infringed or circumvented, or that our intellectual property rights will provide competitive advantages to us. There can be no assurance that we will be able to obtain a license from a third-party technology that we may need to conduct our business or that such technology can be licensed at a reasonable cost. Our failure to protect our proprietary information or to obtain licensing from third-parties could cause our business and operating results to suffer.

We will rely on certain relationships to co-market and supply our products and services; if we fail to develop, maintain or enhance these relationships, our ability to serve our customers and develop new products and services could be negatively impacted.

Currently, we have developed close relationships with four leading publishing companies that publish educational books and materials and with companies providing home school curriculum. Through these joint relationships we are able to offer our customers our own privately branded books and study aids as well as new products created and distributed exclusively for the home schooling market. There can be no assurance that these publishers and home school providers will be able or willing to continue such co-marking and supply relationship with us in the future. There is no assurance that we could replace any of our publishers or home school providers, and until such publishers and home school providers could be replaced, our ability to provide products and services to our subscribers would be negatively impacted during this timeframe, and this could have an adverse effect on our business, financial condition and results of operations.

We will rely on distribution channels with online retailers, distributors, and other services providers to make our products and services more readily available and accessible to potential customers; if we fail to develop, maintain or enhance these relationships, our ability to serve our customers and develop new products and services could be negatively impacted.

We have already established relationships with some online retailers and distributors of home school products and services. We intend to establish new relationships with other distributors, such as Houghton/Harcourt, Tutor.com and K12, value added resellers and other services providers to make our products more readily available and accessible to potential customers. There can be no assurance that additional distributors will be added to our distribution channels or that distributors with whom we currently have a relationship will be able or willing to distribute our products and services in the future. There is no assurance that we could replace any of our distributors, and until such distributors could be replaced, our ability to increase our customer base and to provide products and services to any existing customers would be negatively impacted during this timeframe, and this could have an adverse effect on our business, financial condition and results of operations.

We may not be able to develop certain relationships in the international home school marketplace and as a result our ability to expand into such markets could be negatively impacted.

Our plans to expand into the international home school marketplace depends on our ability to develop relationships with non-profits and government organizations as well as private international organizations to deliver home schooling products and services throughout the English-speaking international markets such as Houghton/Harcourt, Tutor.com and K12 . There is no assurance that we will be able to establish and maintain these relationships, and as a result, our ability to grow and expand our business could be negatively impacted.

We may have difficulty designing and developing new products that are superior to our competitors’ products and/or that are widely accepted by the home school market.

The online products and services market is characterized by rapid changes and advances in design “touch and feel” of a company’s online presence and functionality. Accordingly, we make substantial investments in the design and development of new products and services and in the development of enhancements and features to existing products and services. The development of new products and the enhancement of existing products are essential to our success. There is no assurance that any products and services that we design and develop will be superior to our competitors’ products or be widely accepted by the home school market. If we are unable to design and develop products and services that are superior to our competitors’ products and/or are widely accepted by the home school market, then our ability to compete with our competitors will be negatively impacted and this would have an adverse effect on our business, financial condition and results of operations.

Risks Related to Our Industry

We will rely on strategic relationships to promote our services; if we fail to develop, maintain or enhance these relationships, our ability to serve our customers and develop new services and applications could be harmed.

Our ability to provide our services to users of multiple technologies and platforms depends significantly on our ability to develop, maintain or enhance our strategic relationships with technology companies and content providers. We will rely on these relationships for licensed technology and content. Due to the evolving nature of our industry, we will need to develop additional relationships to adapt to changing technologies and standards and to work with newly emerging companies with whom we do not have pre-existing relationships. We cannot be certain that we will be successful in developing new relationships or that our partners will view these relationships as significant to their own business, or that our partners will continue their commitment to us in the future. If we are unable to maintain or enhance these relationships, we may have difficulty strengthening our technology development and increasing the adoption of our brand and services.

If the home schooling market fails to continue to grow among families that are our consumers, our ability to grow our business will be limited.

We believe that the market for home schooling is continuing to rapidly evolve. We currently generate most of our revenue from the sale of our products and services to parents seeking to educate their children and/or themselves in the home. Revenue generated from sales to these customers will continue to account for most of our revenue for the foreseeable future. We believe that a significant segment of our initial customers will be early adopters of our products and services. However, we can make no assurances that this customer base will continue to expand. If the home schooling market does not continue to expand our ability to generate revenue could be limited.

Regulation of home schooling services is likely to increase in the future and is currently uncertain in scope and application. Future legislative, regulatory or judicial action could adversely affect our business and expose us to liability.

Our business has developed in an environment largely free from federal government regulation. However, the United States and other countries have begun to assert regulatory authority over home schooling and are continuing to evaluate how home schooling will be regulated in the future. Both the application of existing rules to us and our competitors and the effects of future regulatory developments are uncertain.

The use of the Internet to provide online home schooling products and services is relatively new. Although the provisioning of such services and products is currently permitted or unregulated within some countries, several other governments have adopted laws and/or regulations that could restrict or prohibit the provisioning of our products and services over the Internet or private networks. More aggressive domestic or international regulation of the Internet, in general, and home schooling providers and services, specifically, may materially and adversely effect our business, financial condition, operating results and future prospects, particularly if increased numbers of governments impose regulations restricting the use and sale of our products and services.

In addition, other current or future legislative, judicial or other regulatory actions could have a negative effect on our business. For example, if we become subject to the rules and regulations applicable to telecommunications providers in individual states and foreign countries, we may incur significant litigation and compliance costs, and we may have to restructure our service offerings, exit certain markets or raise the price of our services, any of which could cause our services to be less attractive to customers. In addition, future regulatory developments could increase our cost of doing business and limit our growth.

Risks Related to this Offering

In order to raise sufficient funds to continue operations, we may have to issue additional securities which may result in substantial dilution to our shareholders.

If we raise additional funds through the sale of equity or convertible debt, current stockholders’ percentage ownership will be reduced. In addition, these transactions may dilute the value of common stock then outstanding. We may have to issue securities that may have rights, preferences and privileges senior to our common stock. We cannot assure that we will be able to raise additional funds on terms acceptable to us, if at all. If future financing is not available or is not available on acceptable terms, we may not be able to fund our future needs, which would have a material adverse effect on our business plans, prospects, results of operations and financial condition.

We have arbitrarily determined the offering price of our common stock and the value of our stock does not necessarily reflect our book value

We arbitrarily selected the price for the common stock. Our establishment of the offering price of the shares has not been determined by negotiation with an underwriter as is customary in underwritten public offerings. The offering price does not bear any relationship whatsoever to our assets, earnings, book value or any other objective standard of value. Therefore, investors may be unable to recoup their investment if the value of our securities does not materially increase. Among the factors we considered in determining the offering price were:

1.	Our lack of operating history,

2.	The amount of risk associated with an investment in our stock and the proportional amount of stock to be retained by our existing stockholders, and

3.	Our relative cash requirements.

Our common stock has limited liquidity.

Our common stock is not currently traded on an exchange. Because of this limited liquidity, stockholders may be unable to sell their shares. Moreover, once our shares are registered on the OTC Bulletin Board, sales or purchases of relatively small blocks of common stock could have a significant impact on the price at which our common stock is traded. The trading price of our common stock may be affected by a number of factors, including events described in the Risk Factors set forth in this Prospectus, as well as our operating results, financial condition, public announcements by us, general conditions in the home schooling industry, and other events or factors. In a volatile market, we may experience wide fluctuations in the market price of our common stock. These fluctuations may have a negative effect on the market price of our common stock.

Our common stock is characterized as “penny stock” and will be registered to be traded on the Over the Counter Bulletin Board and as such, could be adversely affected by the market liquidity of our common stock.

The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. Securities and Exchange Commission regulations generally define a penny stock to be an equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such exceptions include any equity security listed on Nasdaq or a national securities exchange and any equity security issued by and issuer that has:

Net tangible asset in excess of $2,000,000, if such issuer has been in continuous operations for three years;

Net tangible asset in excess of $5,000,000, if such issuer has been in continuous operations for less than three years; or

Average revenue of at least $6,000,000, for the last three years.

Unless an exception is available, the regulations require, prior to any transaction involving a penny stock, that a disclosure schedule explaining the penny stock market and the risks associated therewith is delivered to a prospective purchaser of the penny stock. We currently do not qualify for an exception, and , therefore, our common stock is considered penny stock and is subject to these requirements. The penny stock regulations adversely affect the market liquidity of our common shares by limiting the ability of broker/dealers to trade the shares and the ability of purchasers of our common stock to sell in the secondary market. In addition, certain institutions and investors will not invest in penny stocks.

Substantial voting power is concentrated in the hands of certain officers of our Company.

Currently, our Chief Executive Officer owns approximately 52% of the Company’s stock and therefore may exercise significant control over decisions of our Board of Directors and the direction of the Company in general.

FORWARD LOOKING STATEMENTS

Information included or incorporated by reference in this prospectus may contain forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend” or “project” or the negative of these words or other variations on these words or comparable terminology.

This prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our technology, (c) our manufacturing, (d) the regulation to which we are subject, (e) anticipated trends in our industry and (f) our needs for working capital. These statements may be found under “Management’s Discussion and Analysis or Plan of Operations” and “Business,” as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

Except as otherwise required by applicable laws, we undertake no obligation to publicly update or revise any forward-looking statements or the risk factors described in the prospectus, whether as a result of new information, future events, changed circumstances or any other reason after the date of this prospectus.

USE OF PROCEEDS

We will not receive any portion of the proceeds from the sale of the shares of common stock by the selling shareholders covered hereby. We will, however, receive proceeds of approximately $1,000,000 if the warrants we will issue to Tailor-Made are exercised for cash. Management currently anticipates that any such proceeds will be utilized for working capital and other general corporate purposes. We are obligated to bear the expense of the registration of the shares. We anticipate that these expenses will be approximately $40,000.

DIVIDEND POLICY

We have never declared dividends or paid cash dividends on our common stock and our board of directors does not intend to distribute dividends in the near future. The declaration, payment and amount of any future dividends will be made at the discretion of the board of directors, and will depend upon, among other things, the results of our operations, cash flows and financial condition, operating and capital requirements, and other factors as the board of directors considers relevant. There is no assurance that future dividends will be paid, and, if dividends are paid, there is no assurance with respect to the amount of any such dividend.

DETERMINATION OF OFFERING PRICE

Our common stock is presently not traded on any market or securities exchange. The fixed offering price of $0.05 may not reflect the market price of our shares after the offering. We arbitrarily selected the price for the common stock. Our establishment of the offering price of the shares has not been determined by negotiation with an underwriter as is customary in underwritten public offerings. The offering price does not bear any relationship whatsoever to our assets, earnings, book value or any other objective standard of value. Among the factors we considered in determining the offering price were:

1.	Our lack of operating history,

2.	The amount of risk associated with an investment in our stock and the proportional amount of stock to be retained by our existing stockholders, and

3.	Our relative cash requirements.

There is no relationship to the $0.033 price that we previously received from our private placement of stock.

DILUTION

The issuances of our securities under the Securities Purchase Agreement could potentially result in the issuance of a total of 8,000,000 shares which would have a dilutive impact on our stockholders.

Home School, Inc.

(a development stage company)

CAPITALIZATION TABLE

(unaudited)

June 30, 08
Cash & Cash Equivalents	722
Short Term Loans (inc. accr interest)	474,457
Equity
Common Stock Par Value $0.001 286,737,480 Shares Issued and Outstanding	286,738

Additional Paid-in Capital	2,726,396
Accumulated Deficit	-3,512,134
Stockholder’s Equity	-499,000

Total Capitalization	-23,821

Figures as of the June 30, 2008 Balance Sheet.

Approximate Number of Holders of Our Common Stock

On September 12, 2008, there were approximately 45 holders of record of the common stock.

SELLING SECURITY HOLDER

The following table presents information regarding the selling stockholder, Tailor-Made. The persons who make the investment decisions for Tailor-Made are Mr. Avner Stepak and Mr. Yonatan Malca. The selling stockholder is the person who is providing financing to Home School. A description of each selling shareholder’s relationship to Home School and how each selling shareholder acquired the shares to be sold in this offering is detailed in the information immediately following this table.

Selling Security Holder	Shares Beneficially Owned Before Offering		Percentage of Outstanding Shares Beneficially Owned Before Offering (1)	Shares to be Sold in the Offering	Percentage of Shares Beneficially Owned After Offering (1)
Shares Acquired in Financing Transactions with Home School
Tailor-Made	8,000,000		2.3%	8,000,000	0

Total	8,000,000	(2)	2.3%	8000,000	00

(1)	Applicable percentage of ownership is based on 354,024,180 shares of common stock outstanding as of September 12, 2008, together with securities exercisable or convertible into shares of common stock within 60 days of September 12, 2008 for each stockholder. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of September 12, 2008, are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Note that affiliates are subject to Rule 144 and Insider trading regulations – the percentage computation is for form purposes only.
(2)

Includes 4,000,000 shares of common stock to be issued to Tailor-Made pursuant to the Securities Purchase Agreement and 4,000,000 shares that may be issued to Tailor-Made upon the exercise of warrants that will be issued to Tailor-Made pursuant to the Securities Purchase Agreement. Both the 4,000,000 shares of common stock and the 4,000,000 shares underlying warrants will be issued to Tailor-Made upon the trading day immediately following the 10th trading day after the day the our common stock is initially listed on the OTCBB.

PLAN OF DISTRIBUTION

We are registering the shares of common stock (i) issued and issuable to Tailor-Made under the Securities Purchase Agreement and (ii) the shares of common stock issuable to Tailor-Made upon exercise of the warrant we will issue to Tailor-Made in connection with the Securities Purchase Agreement to permit the resale of these shares of common stock by the holders of the common stock and the warrant from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock. However, we will receive approximately $1,000,000 if Tailor-Made exercises the warrant we will issue them in connection with the Securities Purchase Agreement. We will bear all fees and expenses incident to our obligation to register the shares of common stock. Our shares are not currently traded on an exchange. However, once our shares are traded, then the selling shareholders may sell the registered shares at the prevailing market price. We will file a post-effective amendment to reflect the change to a market price when the shares begin trading on a market.

The Selling Security Holder may sell all or a portion of the shares of common stock beneficially owned by it and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the Selling Security Holder will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale; in the over-the-counter market; in transactions otherwise than on these exchanges or systems or in the over-the-counter market; through the writing of options, whether such options are listed on an options exchange or otherwise; ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers; block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; purchases by a broker-dealer as principal and resale by the broker-dealer for its account; an exchange distribution in accordance with the rules of the applicable exchange; privately negotiated transactions; short sales; sales pursuant to Rule 144; broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share; a combination of any such methods of sale; and any other method permitted pursuant to applicable law.

If the Selling Security Holder effects such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the Selling Security Holder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The Selling Security Holder may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Security Holder may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The Selling Security Holder and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Security Holder and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that the Selling Security Holder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The Selling Security Holder and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the Selling Security Holder and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, estimated to be $40,000 in total, including, without limitation, Securities and Exchange Commission filing fees, provided however, that the Selling Security Holder will pay all underwriting discounts and selling commissions, if any. We will indemnify the Selling Security Holder against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreement. We may be indemnified by the Selling Security Holder against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the Selling Security Holder specifically for use in this Prospectus, in accordance with the related Registration Rights Agreement, or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

DESCRIPTION OF SECURITIES TO BE REGISTERED

General

Our Articles of Incorporation authorize the issuance of 500,000,000 shares of common stock, $0.001 par value per share. As of September 12, 2008 there were 287,877,960 outstanding shares of common stock. Set forth below is a description of certain provisions relating to our capital stock. For additional information, regarding our stock please refer to our Articles of Incorporation and By-Laws.

Common Stock

Each outstanding share of common stock has one vote on all matters requiring a vote of the stockholders. There is no right to cumulative voting; thus, the holder of fifty percent or more of the shares outstanding can, if they choose to do so, elect all of the directors. In the event of a voluntary or involuntary liquidation, all stockholders are entitled to a pro rata distribution after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. The holders of the common stock have no preemptive rights with respect to future offerings of shares of common stock. Holders of common stock are entitled to dividends if, as and when declared by the board of directors out of the funds legally available therefor. It is our present intention to retain earnings, if any, for use in our business. The payment of dividends on the common stock are, therefore, unlikely in the foreseeable future.

Warrants

Pursuant to the Securities Purchase Agreement, we will issue a warrant to Tailor-Made. The warrant will expire on November 12, 2011. The warrant will entitle Tailor-Made to purchase a number of shares of our common stock equal to $1,000,000 divided by the lesser of (a) the Formula Price (as defined in the Securities Purchase Agreement) and (b) the Section 504 Offering Price (as defined in the Securities Purchase Agreement), with an exercise price equal to 125% of the lesser of (a) the Formula Price and (b) the Section 504 Offering Price.

EXPERTS

The audited financial statements included in this prospectus and elsewhere in the registration statement for the fiscal year ended December 31, 2006 and December 31, 2007 have been audited by Webb & Company, P.A. The reports of Webb & Company, P.A. are included in this prospectus in reliance upon the authority of this firm as experts in accounting and auditing.

VALIDITY OF SECURITIES

The opinion regarding validity of the shares offered herein has been provided by the law offices of McDonald Hopkins LLC and has been filed with the Registration Statement.

BUSINESS

Business of the Issuer

Home School is an Internet based provider of products and services designed to assist families to educate their children in their own home. Home School was incorporated in the State of Delaware on October 17, 2005. The company is based in Des Plaines, Illinois and its principal activities are developing privately branded products and services that enable home educating parents to administer and record their children’s education for organizational purposes and to respond to regulatory requirements in full compliance with state or national laws. We also offer an e-commerce website that allows our customers to obtain products and services which include books and study aids from a variety of publishers, our privately branded curriculum, and other services online. In cooperation with other companies and providers we are developing a line of privately branded books, study aids and online instruction that will extend our reach into the home school market.

We have received a “Going Concern” opinion from our auditors. As reflected in the accompanying financial statements, the Company is in the development stage with limited revenues, has negative cash flows used in operations of $1,795,243 from inception and has an accumulated deficit of $3,512,134. This raises substantial doubt about its ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company’s ability to raise additional capital and implement its business plan. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Management plans to continue to develop its products and services and accumulate customers as outlined below. In addition, management plans to raise capital under the equity line of credit obtained under the Securities Purchase Agreement and through private placements to fund operations until such time as the operation are sustained through revenue generated from sales of the Company’s products and services. Management believes that actions presently being taken to raise funds provide the opportunity for the Company to continue as a going concern and that the Company will be able to continue as a going concern for the next 12 months.

Industry Background

The home education industry is a profoundly fragmented one. It includes hundreds of publishers with sales that range from the low billions of U.S. dollars to only hundreds of thousands, thousands of non-profit websites and organizations, hundreds of for-profit curriculum retailers, both online and brick and mortar and a large number of other service providers, most of whom are ‘mom-and-pop’ operations operating locally or over the internet. Our website is, however, currently the only place where publisher, home educator and service provider come together in a common marketplace and where applicable laws and regulations are made available to website visitors.

Customers

The customers for our business exist in three subcategories: home educators (families), co-marketing participants and other home education companies and service providers. Home educators come to us to use our online lesson planner that also enables them to respond to regulatory reporting requirements. They also come to our website seeking advice and guidance from other home educating families. While we have their attention, we sell them the curriculum, instructional aids and services they need to succeed. Our co-marketing participants are highly successful publishers who need a more effective way to reach home educators. Together, we are developing exclusive, co-branded curricula sets and instructional guides, the purposes of which are to ease the burden of the home educating parent and improve their instructional outcomes. Likewise, other home educating product and service providers come to us for the opportunity to advertise to our large body of users. To them, we provide a marketplace which is a central location that home educating families may visit to review the product and service offerings available to them beyond those offered by us and our co-marketing participants.

Our Strategy

Home School differentiates itself from other home schooling service and product companies by enabling customers using our products and services to satisfy their product, service and support needs in one place. Our objective is to provide high quality, reliable, scalable, and profitable worldwide home schooling products and services. We intend to achieve this objective by delivering what we believe are innovative technologies and services and balancing the needs of our customers with the needs of our business. Our goal is to bring the best possible products and services, at an affordable price, to our customers and enhance the ways in which these customers communicate with each other, and within the world.

Specific strategies to accomplish this objective include:

Focus on our retail business. We have begun to focus our sales and marketing efforts on growing the online sales from our customers by engaging in profitable joint activities with leading publishers in the educational market. The Company should be able to generate a significant continuing revenue stream from online website customers using the published materials we receive from leading publishers. In addition, these customers are more likely to subscribe to our additional services and are less likely to seek out products and services elsewhere.

Enhance our online community. The recent success of our Company has been due in part to our ability to develop a community among our customers to enable them to feel that they are part of an organization whose goal is to educate their children. Our passion for assisting these families comes from our core belief that parents should be provided all of the tools and advice necessary to take on the responsibility of the education of their children in the most efficient way possible. We provide instructional advice, emotional support, and supplementary content for home educators through forums, user blogs and articles written by staff and experts. We own a large library of user-generated home education curriculum reviews in the world through our www.homeschoolreviews.com website and a large posting forum with over 200,000 individual posts. We believe that by continuing to expand this community we will grow a large following of customers that will remain customers and enhance our credibility in this industry.

Expand our business internationally. Because our products and services may be accessed online, we believe that the business lends itself to easy expansion into international markets; especially those markets where formal education is sometime inaccessible or the quality of that education is lacking. In the coming years we plan to develop relationships with non-profits and government organizations as well as private international organizations to deliver home schooling products and services throughout the English-speaking international markets. Approximately 15% of our business activity already involves foreign customers.

Generate more strategic partnerships and joint ventures. Currently, we have developed close relationships with four leading publishing companies that publish educational books and materials and with companies providing home school curriculum. Through these joint relationships we are able to offer our customers our own privately branded books and study aids as well as new products created and distributed exclusively for the home schooling market. In the future, we plan to enhance our current relationships and to seek to enter into additional relationships with other leading companies in and outside of the home schooling market.

Develop additional distribution channels. We have established relationships with online retailers and other distributors of home school products and services. To further accelerate growth of our products and services, we intend to build upon our existing relationships and establish new relationships with distributors, value added resellers and other service providers and to make our products more readily available and accessible to potential customers of our services.

We are not currently a reporting company and therefore we do not currently file reports with the SEC. We will however deliver an annual report to our security holders, which will include audited financial statements, if they are available.

Our products are broadly instructional materials, and include curricula (books), evaluative and summative assessments, instructional aids (maps, manipulatives, and teachers guides), literature and worksheets. Approximately 74% of our sales were this class of product. Approximately 26% of our sales are advertising sales.

Customers are widely scattered and face a profusion of choices of material providers, so the primary impediment to customer acquisition is customer awareness. Our business model involves the acceptance of orders online through an industry standard shopping cart system. The customers’ credit cards are then evaluated for the ability to sustain the transaction and for the possibility of fraud. Should everything check out, the customers’ orders are forwarded electronically to our distributors, Ingram and STL, who pick, pack and ship them by common carrier (USPS, UPS, FEDEX). They receive our orders through our shared EDIx12 portal, an industry standard Electronic Data Interchange (EDI) protocol.

Our first expansion into the international markets will be in primarily English speaking countries. Approximately 12% of our usership already exists in foreign countries. The largest such opportunities are Australia, Canada, Ireland, New Zealand, Singapore, South Africa and the United Kingdom. The cost of this international expansion is de minimis. Once the website is built and functioning, it can be accessed internationally via computer. So our incremental cost is quite low, equal to the cost of adding product or service for sale in the U.S.

Current Developing Relationships

We are currently in the process of negotiating a series of three major co-marketing agreements and two other distribution agreements. The basic products and services that will be included in these proposed agreements are summarized in the next five paragraphs. The terms of these proposed agreements are not final and are subject to change until final agreement is reached. We already have distribution agreements in place with Alpha Omega Publications, Bob Jones University Press and Ingram Book Co. to supply supplemental lines of product.

Our principal suppliers include Houghton/Harcourt and Christian Liberty Press, which provide curriculum and instructional aids, Art Academy Live, which provides art instructional videos and content and Ingram, Bob Jones University Press, Pearson and Spectrum, our distribution vendors. The first of the proposed agreements is with K12, a major publisher of on-line curricula. We are negotiating an agreement which would allow us to distribute their online products to our users in exchange for an upfront payment and a percentage of gross sales. We are also negotiating to allow KI2 to market our line of enrichment products, including “Art Academy Live” and “Virtual Field Trip” to their 70,000 users. In exchange, we would market their developing foreign language products and online tutoring services. The agreement is also intended to reduce the need to duplicate products and services that overlap each of our current offerings. This agreement is part of EasyTeach (see below).

The second proposed agreement is with Houghton/Harcourt (HH), the second largest publisher in the U.S. and the largest publisher of secular home education curriculum products. We are negotiating to assemble cohesive packages of product from the various divisions of HH and market these to our users. We are also negotiating to develop our own print and online IGs for this line and would retain full copyright to these derivative products. This is part of SelfTeach (see below).

We have already finalized an agreement with Christian Liberty Press (CLP), a leading publisher of faith-based curriculum. We have agreed to assemble cohesive packages of products from CLP and market these to our users. We will also develop our own print and online IGs for this line and retain full copyright to derivative products. This is part of SelfTeach (see below).

We are also attempting to negotiate non-exclusive distribution agreements with Pearson (special needs curricula) and Spectrum (the former McGraw/Hill home education imprint). These will enable us to deliver a broad spectrum of products, both faith-based and secular, and deliver these at various price points.

The relationships and business activities set forth above are exemplars of the type of relationships and activities we are seeking to develop in the United States and worldwide. As noted, not all have currently been finalized and no current reliance can be placed on those which have not been finalized in making any investment decision with respect to the Company.

Products

The following is a discussion of the products and services we currently offer and new products we are developing.

The Home School Academy (EasyTeach): EasyTeach is intended to serve the needs of parents who would like to home educate but feel less certain of their own ability to do so without significant assistance. EasyTeach, in all its formats, comes with fully specified lesson plans and instructional guides, in order to free a new or uncertain parent from the need to create these for their children.

Through our proposed relationship with K12 (secular users) and Sonlight (faith-based users), we hope to provide a best-practices, simplified curriculum selection and assessment process in which the lesson plans and assignments are directly and automatically ported into PER. We believe this offers a simpler entry point than the complete freedom of SelfTeach (see below) for parents who want the benefits of home education without the effort of choosing among the hundreds of potential curricula and assessment products and the burden of lesson planning. In limited format, we plan that this product will be available for school year Fall 2008 and then in full format for school year Fall 2009.

The Home School Academy (SelfTeach): Through our proposed relationship with Houghton/Harcourt (secular users) and Christian Liberty Press (faith-based users), we hope to provide packages of material, age-level appropriate, that more experienced or more confident parents can use with much more flexibility than EasyTeach. We believe that by using the instructional guidelines provided by Houghton/Harcourt and Christian Liberty Press, the parent would have the freedom to decide the details of scheduling and instructional method and emphasis.

The Home School Academy (HelpTeach): HelpTeach is intended to deliver all of the support and enrichment services a home educating parent will need. These services include online tutoring, art courses, music courses, independent academic and career assessments, educational travel, and our own Virtual Fieldtrip. HelpTeach is intended to be marketed through our proposed relationship with K12 and Houghton/Harcourt. Other providers may be added as our capacity increases.

Plan—Educate—Record (PER 1.0): PER (1.0) is a sophisticated instructional management tool that enables parents to develop or import lesson plans, record assignments and grades and create simple reports. For most parents, PER 1.0 would provide an suitable regulatory reporting tool.

Marketing

Online Advertisement: We have an on-going Google adwords campaign that yields users at the rate of 500 to 2,000 new users per week, depending on the time of year. These new users arrive at our website at a cost of from $3 to $5 per user, which is also seasonal. Adwords is an extremely flexible marketing and promotional tool that is available at all times and in most countries of the world.

Online Search Engine Optimization (SE): Our acquisition of www.HOMESCHOOLREVIEWS.COM provided us with a website with a high Google page rank and top positioning of several important keywords. This means that someone searching on Google looking for specific terms such as “home school curriculum” will find listings from our Company quite high on the list on the first page of results. The accumulation of relevant content and the links to outside organizations simultaneously raise the position of the main website as well and we expect this organic search to eventually completely replace the adwords campaigning.

Site Sponsorship: We are preparing to sponsor heavily traveled home education websites as a means of achieving two important goals. The first goal is to get our own links and name up in front of an even larger audience. The second goal is to compete with potential competitors from these same entry points. The sponsorship involves our payment of a fee in exchange for installation of our navigation on the sponsored website on an exclusive basis The first such arrangement is presently being negotiated with www.thehomeschoolmom.com, a website whose traffic is as large as our combined Home School, Inc. / Homeschool Reviews websites.

Breaktime: Breaktime is our twice weekly newsletter that goes to all of our users. This newsletter enables us to promote specific titles, products and services in a fun, interactive format for users.

Homeschool Shows: As part of our overall marketing efforts this year we will attend 15 industry related shows with more than 75,000 attending families. These shows are high value opportunities to address the community face to face by giving seminars (we are scheduled presenters at all 15) and meeting potential users and customers at our expanded booth space.

Homeschool Groups: We are in the process of providing links and directories to connect home educators to state and local groups. By serving as their communication backbone, we believe we will be in a position to acquire a great many users. We also offer tailored curricula packages and private forums to encourage these users to be loyal members.

Competition

We face competition from three different types of companies: (1) those companies that provide home schooling products and services similar to our own; (2) those companies that provide curriculum only; and (3) those companies that are known as online academies. There are several large competitors in each of these market segments which have significantly more capital and financial resources than we do, as well as an established track record.

Important examples of competitors in each of these segments include the following companies:

Home School Service and Product Companies

Homeschool.com is a provider of an online community site that appeals to new or prospective home educators. It earns commissions on click-throughs to other merchants and through the sale of how-to guides for beginners.

The Home School Legal Defense Association is a non-profit provider of legal insurance to home educators. It earns premiums for legal insurance, receives contributions, and earns small commissions from endorsed merchants. It has a long and powerful reputation as a strong advocate of home education.

The Old Schoolhouse Magazine is a provider of advice and encouragement content delivered both in hardcopy form and online. It earns money through subscriptions and the sale of goods in its store. It is the most successful magazine in home education and has an excellent reputation. It is explicitly faith-based.

Curriculum Companies

Rainbow Resources is a catalog and online retailer of a full line of curriculum products and instructional aids. It has an excellent reputation and is expanding its capacity. It focuses on its catalog and show-related business. Its sales are in the range of $35 million.

Christian Book Distributors is a catalog and online retailer of a line of faith-based curriculum products and instructional aids. It has an excellent reputation and has been in existence for decades. It focuses on its Christian literature business. Its sales are in the range of $100 million, most of which is literature not related to home education.

Homeschool Supercenter is an online retailer with a small brick-and-mortar presence. It has a good reputation for cost-conscious consumers. Its sales are in the range of $1.5 million and its business model is representative of many retailers who serve the Home School market.

Online Academies

Calvert is a K-12 online and in-person academy. It has an excellent reputation among faith-based and secular users. Its primary target market is parents who are home educating involuntarily (due to child’s illness or objections to or from the local schools) and those who have no ability (due to time or their own educational background) to teach themselves.

Connections Academy has licensed Calvert’s curriculum for sale to the virtual academy segment of public schooling. They draw some users who would otherwise be drawn to home education. They are in direct competition with K12.

Advanced Academics is an online academy owned by DeVry University, Inc. It currently serves only the high school age groups and focuses on the virtual academy segment of public schooling.

Distinguishing Home School Inc.

We believe we distinguish ourselves from each of the above-listed companies by providing a full service solution for home schooling families. We provide all of the products and services of each of our competitors on our online sales portal. We are forming and hope to continue to form relationships with prominent publishers and service providers to provide our own private brand of products and services. We believe we further distinguish ourselves from other curriculum companies by providing “PER” Plan—Educate—Record. Home School provides this innovative internet-based software service which enables a parent educator to: (1) plan a child’s curriculum; (2) schedule in advance classroom activity and subject matter; (3) monitor the child’s progress; (4) maintain an archival record of subjects covered, progress made and standards attained; and (5) create a transcript for submission to both to state regulatory authorities and institutions of higher learning.

There are other stand-alone management tool providers in the marketplace who compete with our PER element, but all of the tools are PC based. None enable the child to participate in the process. There are many other small curriculum vendors, but most offer only limited selections of materials. The primary competition for the PER tool is a “one of a kind” planner or report that each parent creates for his or her own child. Highly individualized, these may not be suitable to satisfy state regulatory agencies and colleges or universities.

Among the online academy companies, competition is concentrated among a few larger well-known competitors listed above that offer instructional courses online for elementary through high school education. These companies create competition for us by providing online instruction and removing the need for curriculum. However, such companies do not allow the engagement of the parent in any meaningful way in the process or provide for direct faith-basis instruction. The quality of the instructional experience for the child is often diminished due to the poor graphical and display facilities of some virtual academies compared to print or multi-media product. The online academies tend to be more expensive than comparable parent-led instruction. Many academies lack the ability to adjust to a child’s learning style or a parent’s instructional preferences. Home School addresses all of these deficiencies and is poised to compete favorably in the Home School marketplace.

We believe we compete favorably with all competitors in our target market. We will seek to further differentiate ourselves in the market 1) by offering generally lower prices and better services; 2) by offering convenient access to products and services; and 3) by offering high quality and multifunctional online programs to compete with service providers in our market. Many of our current and potential competitors currently have greater name recognition, longer operating histories, larger existing subscriber bases and significantly greater financial resources than we have. They may be able to devote greater resources to product development and marketing and sales than we can. As a result, they may be able to respond more quickly to new technologies and changes in customer requirements than we can. We cannot be assured that our current and future competitors will not offer or develop products or services that are superior to ours or achieve greater market acceptance than ours or that we will be able to compete effectively against them.

We believe we can offer lower prices because our operating overhead is lower than that of our larger competitors. We are not burdened with legacy catalog businesses which we believe cause cannibalization. We believe our site is more convenient already because everything we provide is in one place. We believe that the majority of our competitors have a limited product offering and force users to skip from site to site to site to satisfy their home education requirements. Currently, our largest competitors are in a race with each other to build larger and larger, more-automated warehouses.

Suppliers

Our principal suppliers include K12, Sonlight, Houghton/Harcourt and Christian Liberty Press, which provide curriculum and instructional aids, Art Academy Live, which provides art instructional videos and content and Ingram, Bob Jones University Press, Pearson and Spectrum, our distribution vendors. While we believe that our relationships with our suppliers are good, there can be no assurance that our suppliers will be able or willing to supply products and services to us in the future. While we believe that we could replace our suppliers if necessary, our ability to provide service to our subscribers would be impacted if we were unable or delayed in doing so. Loss of one or more suppliers or delay in being able to supply product could have a significant adverse impact on our business, financial condition and results of operations.

Research and Development

The online products and services market is characterized by rapid changes and advances in design “touch and feel” of a company’s online presence and functionality. Accordingly, we make substantial investments in the design and development of new products and services and in the development of enhancements and features to existing products and services. Our current and future research and development efforts relate to our service offerings and the development of new curriculum and online instructional tools for users of our services. Future development will also focus on online instruction, both personal instruction and program-related instruction. The development of new products and the enhancement of existing products are essential to our success. We estimate our research and development cost in 2008 will be approximately $2,000,000.

Regulatory

The use of the Internet to provide online home schooling products and services is relatively new. Although the provisioning of such services is currently permitted or unregulated within some countries, several other governments have adopted laws and/or regulations that could restrict or prohibit the provisioning of our products and services over the Internet or private networks. More aggressive domestic or international regulation of the Internet, in general, and home schooling providers and services, specifically, may materially and adversely affect our business, financial condition, operating results and future prospects, particularly if increased numbers of governments impose regulations restricting the use and sale of our products and services.

Intellectual Property and Proprietary Rights

We currently rely primarily on a combination of trade secrets, copyrights, trademarks and licenses to protect our intellectually property. We do not have any patents on our products and are not currently seeking any patents. We have a number of trademarks related to our product and service offerings, including EasyTeach, SelfTeach and HelpTeach; our Goldstar (in various colors and presentations); PER; Homeschool planner (a sub-URL used for marketing); and a number of less important marks. To protect our trade secrets and other proprietary information, we require our employees to sign agreements providing for the maintenance of confidentiality and also the assignment of rights to inventions made by them while in our employ. There can be no assurance that our means of protecting our proprietary rights will be adequate or that our competitors will not independently develop technologies that are similar or superior to our technology, duplicate our technology or design around any of our trademarks. Our failure to protect our proprietary information could cause our business and operating results to suffer. We license intellectual property from third parties and incorporate such intellectual property into our services. These relationships are generally non-exclusive and have a limited duration.

Moreover, we have certain obligations with respect to non-use and non-disclosure of such intellectual property. We cannot assure you that the steps we have taken to prevent infringement or misappropriation of our intellectual property or the intellectual property of third parties will be successful.

Employees

As of April 4, 2008, we had 8 full-time employees and 3 part time employees. Of the 8 full-time employees 3 are in research and development, 1 is in operations and customer care, 3 are in sales and marketing and 1 is in general and administrative functions. All 3 of our part-time employees are in operations. All of our employees are “at will” which means that our employees are neither covered by employment agreements nor by collective bargaining agreements. We believe that our relations with our employees are good.

Properties

The Company’s principal headquarters are located in Des Plaines, Illinois. The address is 2700 South River Road, Suite 106, Des Plaines Illinois 60018. We occupy approximately 3,000 square feet of office space, under a lease with, which expires December 31, 2008, but is renewable at the Company’s option. Our lease payments are approximately $30,000 annually. The Company is contemplating a possible move into new office space before July 1, 2008. The new building is located in Lombard, Illinois. The current offices and the new offices are sufficient for our operations.

Litigation

None.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the consolidated financial statements and notes thereto and the other financial information appearing elsewhere in this prospectus. In addition to historical information contained herein, the following discussion and other parts of this prospectus contain certain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed in the forward-looking statements due to factors discussed under “Risk Factors”, as well as factors discussed elsewhere in this prospectus. The cautionary statements made in this prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this prospectus.

Overview

Home School is an Internet-based, fully-interactive home schooling community website, providing products, services, support and guidance to over 40,000 families that are educating their children within the home. More and more families are electing to educate their children within the home for a number of reasons. These families require curriculum, books, school supplies, learning supplements and study aids, support and guidance on the most effective and efficient ways to educate themselves and their children within their home. Our focus is to become the preferred resource to families seeking to educate their children within the home. Our goal is to provide home schooling families with all of the high caliber products and services necessary to enable them to effectively home educate their children.

Going Concern

We have received a “Going Concern” opinion from our auditors. As reflected in the accompanying financial statements, the Company is in the development stage with limited revenues, has negative cash flows used in operations of $1,795,243 from inception and has an accumulated deficit of $3,512,134. This raises substantial doubt about its ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company’s ability to raise additional capital and implement its business plan. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Management believes that actions presently being taken to raise funds provide the opportunity for the Company to continue as a going concern. Once the Company can access the capital available under the Securities Purchase Agreement we will be able to use that capital to continue as a going concern for the next 12 months as well as capital raised through other private placements of our common stock. We currently do not have enough cash to operate for the next twelve months without this additional capital.

Critical Accounting Policies

The preparation of financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, expenses and related disclosures. On an on-going basis, management evaluates these estimates and assumptions, including but not limited to those related to revenue recognition and the impairment of long-lived assets, goodwill and other intangible assets. Management bases its estimates on historical experience and various other assumptions that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Income Taxes

The Company accounts for income taxes under the Statement of Financial Accounting Standards Board Statement of Financial Accounting Standard NO. 109, “Accounting for Income Taxes” (“Statement 109”). Under Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. As of December 31, 2007, the Company has a net operating loss carry forward of $1,828,880 available to offset future taxable income through 2027. The valuation allowance at December 31, 2007 was $658,031. The increase in the valuation allowance for the year ended December 31, 2007 was $385,471.

StockCompensation

The Company adopted SFAS No. 123R,Share-Based Payment(“SFAS 123R”), which requires all stock-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. The Company accounts for stock-based compensation arrangements with nonemployees in accordance with the Emerging Issues Task Force Abstract No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods or Services. The Company records the expense of such services to employees and non employees based on the estimated fair value of the equity instrument using the Black-Scholes pricing model.

Revenue Recognition

The Company recognizes revenue on arrangements in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements’ and No. 104, “Revenue Recognition”. In all cases, revenue is recognized only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the service is performed and collectability of the resulting receivable is reasonably assured.

Product sales and shipping revenues, net of promotional discounts, rebates, and return allowances, are recorded when the products are shipped and title passes to customers. Retail sales to customers are made pursuant to a sales contract that provides for transfer of both title and risk of loss upon our delivery to the carrier. Return allowances, which reduce product revenue, are estimated using historical experience. Revenue from product sales and services rendered is recorded net of sales taxes. Amounts received in advance for subscription services, are deferred and recognized as revenue over the subscription term.

The Company recognizes advertising revenue as earned on a per-impression basis. As traffic moves through websites and pages are served, the contract amount is recognized as revenue. “impressions” are defined as the number of times a user requests a page on our websites.

Outlook

The most important metric by which we judge the Company’s performance now and in the near term is top line sales growth. Our current commitment to develop and deliver quality products and services means that, for the near future, bottom line profitability will be a poor indicator of our success. We do not expect our development investment rate to decline meaningfully in the near future. Since investors are certain to be the primary, near term source of liquidity to support our development and marketing efforts, our liquidity will be driven by our ability to attract repeat investments from current shareholders and to find new ones. This in turn may be materially impacted by the general investment climate.

Since K-12 education must continue without regard to economic cycle, we do not expect changes in level of economic activity to have a significant negative impact on sales and earnings. Our primary marketing challenge for the coming 12 months is to achieve greater and greater market awareness through our targeted marketing campaign. Our primary developmental and operational challenge is to increase the amount of material we can offer by download for our non-U.S. based users and the amount of material we have both in hard copy and by download for US customers.

Revenues

As our revenues increase, we plan to continue to invest heavily in marketing and sales by increasing the number of national account sales associates and channel management personnel in order to add new customers and increase penetration within our existing customer base, expanding our domestic and international selling and marketing activities, building brand awareness and sponsoring additional marketing events. We expect that in the future, marketing and sales expenses will increase in absolute dollars and continue to be our largest cost. We do not expect our revenues to increase significantly until next year.

We expect to spend the capital raised under the Securities Purchase Agreement on development of new products and services. This expenditure will occur over the next 18 to 24 months. The remaining capital we expect to spend on sustaining and increasing current operations and staffing levels and on facilities and materials

General and Administrative Expenses

We expect that general and administrative expenses associated with executive compensation will increase in the future. Although the current executives have foregone full salary payment during the initial stages of the business, during 2007 the team began to receive compensation. In addition, we believe over the next fiscal year that the compensation packages required to attract the senior executives the Company requires to execute against its business plan will increase our total general and administrative expenses.

Research and Development

Research and development expenses consist primarily of salaries and related expenses, and allocated overhead. We have historically focused our research and development efforts on increasing the functionality and enhancing the ease of use of our convergence platform and applications. Because of our open, scalable and secure component-based architecture, we are able to provide our customers with a solution based on a single version of our software application platform. As a result, we do not have to maintain multiple versions, which enables us to have relatively low research and development expenses as compared to traditional enterprise software business models. We expect that in the future, research and development expenses will increase in absolute dollars as we support additional IP telephony platforms, extend our solution offerings and develop new technologies.

Six Months Ended June 30, 2008 Compared to the Six Months Ended June 30, 2007

Revenues. Sales revenues for the six months ended June 30, 2008 were $18,048. This is a $13,079 increase from the Company’s revenues generated for the six months ended June 30, 2007 of $4,969. Our revenues for the six months ended June 30, 2008 was generated primarily from the sales of curriculum and other educational materials which resulted in revenues of $13,359. The secondary revenue driver was advertising during that quarter which resulted in revenues of $4,689.

Gross Profit/Loss. For the six months ended June 30, 2008, we experienced a gross profit from operations of $7,542 after continuous operation. Management believes this gross profit will increase with sales and as a percentage of sales as new, proprietary products and services come on line. Management believes that it will experience an increase in gross profits during the second half of the fiscal year 2008 as it continues to establish a market for its products and services.

Executive, Board, Payroll, Marketing and Promotion Expenses. For the six months ended June 30, 2008, the Company had incurred expenses of $1,030,635 related to marketing and promotions, board compensation and payroll and development. Marketing and promotional expenses consist primarily of salaries, commissions, participation in our customers’ marketing efforts and related personnel expenses for those engaged in the sale and marketing of our products, travel, as well as related trade shows and promotional and public relations expenses. Our sales and marketing team is comprised of four professionals and is expected to grow in the future as we expand our sales and marketing activities nationally. We expect our selling and marketing expenses to increase in the future due to an increase in direct expenses related to sales and marketing, including increases to salaries to personnel in our direct sales force, as well as increased bonus payments and sales commissions on our revenues. In addition, as our customer base grows, we will need to participate in additional marketing efforts.

General and Administrative Expenses. General and administrative expenses for the six months ended June 30, 2008 were $131,505 compared to $91,851 for the six months ended June 30, 2007. General and administrative expenses for the first and second quarters of 2008 and 2007 consisted mainly of licenses and permits and rent associated with the operation of the Company’s corporate operations. Management believes these expenses will increase as business continues to grow and , as more personnel and larger facilities are required for the operation of the business.

Amortization/Depreciation expense for the continuing operation was $19,319 for the six months ended June 30, 2008 as compared to $0 for the six months ended June 30, 2007.

Cost of Revenues. Cost of revenues for the six months ended June 30, 2008 increased to $10,506 as compared to $4,297 for the six months ended June, 2007. This increase in cost of revenues is related to the commencement of the Company’s sales operations. The Company purchased certain educational materials and incurred shipping and handling fees related to the sale of its products.

Net Loss. Net loss for the six months ended June 30, 2008 was $1,284,099 as compared to $776,454 for the six months ended June 30, 2007. The net loss for the six months ended June 30, 2008 was mainly due to the cost of developing the Company’s online services. Management believes it can reduce these losses going forward as the Company begins to generate more revenue. The net losses for the six months ended June 30, 2007 were a result of development of the Company’s online technology services and salaries. As we continue to expand our subscriber base and our sales of products and services we will reduce these losses.

As of June 30, 2008, we had an accumulated deficit of $3,512,134

Fiscal Year Ended December 31, 2007 Compared To Fiscal Year Ended December 31, 2006

Revenues. Sales revenues for the fiscal year ended December 31, 2007 were $17,638. The Company did not generate revenues for the fiscal year ended December 31, 2006. Our revenue for the year ended December 31, 2007 was generated primarily from the sales of curriculum and other educational materials which resulted in revenues of $16,138. The secondary revenue driver was advertising during that year which resulted in revenues of $1,400. During the fiscal year ended December 31, 2006 we did not generate any revenues. This was primarily due to the fact that we had only begun operations in that year and had not completed the development of our online sales website.

Gross Profit/Loss. For the fiscal year ended December 31, 2007, we experience a gross loss of $2,650 after continuous operation. Management believes this gross loss was due primarily to start-up costs related to the Company’s operations. Management believes that it will experience an increase in gross profits during fiscal year 2008 as it continues to establish a market for its products and services.

Marketing and Promotion Expenses. For the fiscal year ended December 31, 2007, the Company had incurred expenses of $98,288 related to marketing and promotions. Marketing and promotional expenses consist primarily of salaries, commissions, participation in our customers’ marketing efforts and related personnel expenses for those engaged in the sale and marketing of our products, travel, as well as related trade shows and promotional and public relations expenses. Our sales and marketing team is comprised of four professionals and is expected to grow in the future as we expand our sales and marketing activities nationally. We expect our selling and marketing expenses to increase in the future due to an increase in direct expenses related to sales and marketing, including increases to salaries to personnel in our direct sales force, as well as increased bonus payments and sales commissions on our revenues. In addition, as our customer base grows, we will need to participate in additional marketing efforts.

General and Administrative Expenses. General and administrative expenses for the fiscal year ended December 31, 2007 were $214,162 compared to $34,227 for the fiscal year ended December 31, 2006. General and administrative expenses for fiscal years 2007 and 2006 consisted mainly of licenses and permits and rent associated with the operation of the Company’s corporate operations. Management believes these expenses will increase as business continues to grow and , as more personnel and larger facilities are required for the operation of the business.

Professional Fees decreased ($91,451) on a decrease in Board recruitment fees of $100,000 net of a small increase in legal fees. Development expenses increased $264,984 on a threefold increase in developer/hours used to create and improve PER and other subsidiary elements of the site and on costs for outside development of the Curriculum and Learning Store. Payroll expenses increased $93,981 on an increase in hours of full-time employees. General and administrative expense increased $179,935 on the addition of a permanent office, additional licensing and operating fees related to the launch of the Curriculum and Learning Store, the implementation of the customer service function and the development and printing of marketing materials.

Amortization expense for the continuing operation was $666 for the fiscal year ended December 31, 2007 as compared to $602 for the fiscal year ended December 31, 2006.

Cost of Revenues. Cost of revenues for the year ended December 31, 2007 increased to $20,288 as compared to $0 for the fiscal year ended December 31, 2006. This increase in cost of revenues is related to the commencement of the Company’s sales operations. The Company purchased certain educational materials and incurred shipping and handling fees related to the sale of its products.

Net Loss. Net loss from operations for the fiscal year ended December 31, 2007 was $1,289,067 as compared to $838,968 for the fiscal year ended December 31, 2006. The net loss for the fiscal year ended 2007 was mainly due to the cost of developing the Company’s online services. Management believes it can reduce these losses going forward as the Company begins to generate more revenue. The net losses for fiscal year 2006 were a result of development of the Company’s online technology services and salaries. As we continue to expand our subscriber base and our sales of products and services we will reduce these losses.

Liquidity and Capital Resources

As of June 30, 2008, total current assets were $7,308 which consisted of $722 of cash, $2,408 of inventory and $4,178 of prepaid expenses.

As of June 30, 2008, total current liabilities were $621,252, which consisted of $116,897 of accounts payable expenses, $92,457 of accrued interest expenses, and loan payable obligations of $474,457.

During the six months ended June 30, 2008, we used cash of $492,124 in operating activities as compared to the six months ended June 30, 2007, where we used cash of $503,178 in operating activities. The cash used in operating activities for the six months ended June 30, 2008 was due to funding operations which included salaries, development and marketing and promotional activities. The cash used in operating activities for the six months ended June 30, 2007 was primarily due to stock issued for services, which services consisted of development of the Company’s online presence.

As of December 31, 2007, total current liabilities were $120,476, which consisted of $69,262 of accounts payable expenses, $21,214 of accrued payroll expenses, and loan payable obligations of $30,000.

On November 12, 2007 we entered into Securities Purchase Agreement with Tailor-Made. Under the Securities Purchase Agreement Tailor-Made will receive a warrant to purchase a number of shares of our common stock equal to $1,000,000 divided by the lesser of (a) the Formula Price (as defined in the Securities Purchase Agreement) and (b) the Section 504 Offering Price (as defined in the Securities Purchase Agreement), with an exercise price equal to 125% of the lesser of (a) the Formula Price and (b) the Section 504 Offering Price. The warrants expire on November 12, 2011. We have also issued Tailor-Made $200,000 shares of our common stock in connection with the Securities Purchase Agreement.

We had negative net working capital of $613,944 as of June 30, 2008, compared to negative net working capital of $105,524 as of December 31, 2007.

We had a net decrease in cash of $804 for the six month period ended June 30, 2008. Cash flows from financing activities represented the Company’s principal source of cash for the six month period ended June 30, 2008. Cash flows from financing activities during the six month period ended June 30, 2008 were $531,320 consisting of proceeds in the amount of $259,320 from the issuance of stock and $272,000 of proceeds from notes payable. During the fiscal year ended December 31, 2007, we received $1,003,448 from financing activities from the issuance of common stock and options.

During the six month period ended June 30, 2008, we used cash of $492,124 in operating activities as compared to the fiscal period ended December 31, 2007, where the we used cash of $1,128,183 in operating activities. The cash used in operating activities for the six month period ended June 30, 2008 was due to funding operations which included salaries, development and marketing and promotional activities. The cash used in operating activities for the fiscal year ended December 31, 2007 was $1,128,183 and was due to funding operations which included salaries, development and marketing and promotional activities.

We acquired certain online assets during the six month period ended June 30, 2008 of $120,000 and assumed liabilities of $5,157. We paid $40,000 in cash and issued a note payable of $80,000. Capital expenditures in the past were incurred primarily for computers and software used for the Company’s operations. During 2008, a promissory note in the amount of $80,000 was signed as the balance of the purchase price of an asset purchased (Note 2 of financial statements). $40,000 was paid during the period. At June 30, 2008, $40,000 was owed and $36,000 had been recorded in interest expense and paid in stock relating to this transaction (See note 3(c) of financial statements).

We require additional capital to support strategic acquisitions and our current expansion plans. Should we be unable to access additional capital, this may require that we delay, curtail or scale back some or all of its expansion plans. Any additional financing may involve dilution to the Company’s then-existing shareholders.

Off-Balance Sheet Arrangements

None

Recent Accounting Pronouncements

In December 2007, the Financial Accounting Standards Board (FASB) issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51 “. This statement improves the relevance, comparability, and transparency of the financial information that a reporting entity provides in its consolidated financial statements by establishing accounting and reporting standards that require; the ownership interests in subsidiaries held by parties other than the parent and the amount of consolidated net income attributable to the parent and to the noncontrolling interest be clearly identified and presented on the face of the consolidated statement of income, changes in a parent’s ownership interest while the parent retains its controlling financial interest in its subsidiary be accounted for consistently, when a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary be initially measured at fair value, entities provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners.

SFAS No. 160 affects those entities that have an outstanding noncontrolling interest in one or more subsidiaries or that deconsolidate a subsidiary. SFAS No. 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Early adoption is prohibited. The adoption of this statement is not expected to have a material effect on the Company’s financial statements.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133” (SFAS 161). This statement is intended to improve transparency in financial reporting by requiring enhanced disclosures of an entity’s derivative instruments and hedging activities and their effects on the entity’s financial position, financial performance, and cash flows. SFAS 161 applies to all derivative instruments within the scope of SFAS 133, “Accounting for Derivative Instruments and Hedging Activities” (SFAS 133) as well as related hedged items, bifurcated derivatives, and nonderivative instruments that are designated and qualify as hedging instruments. Entities with instruments subject to SFAS 161 must provide more robust qualitative disclosures and expanded quantitative disclosures. SFAS 161 is effective prospectively for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application permitted. We are currently evaluating the disclosure implications of this statement.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles.” SFAS No. 162 identifies the sources of accounting principles and provides entities with a framework for selecting the principles used in preparation of financial statements that are presented in conformity with GAAP. The current GAAP hierarchy has been criticized because it is directed to the auditor rather than the entity, it is complex, and it ranks FASB Statements of Financial Accounting Concepts, which are subject to the same level of due process as FASB Statements of Financial Accounting Standards, below industry practices that are widely recognized as generally accepted but that are not subject to due process. The Board believes the GAAP hierarchy should be directed to entities because it is the entity (not its auditors) that is responsible for selecting accounting principles for financial statements that are presented in conformity with GAAP. The adoption of FASB 162 is not expected to have a material impact on the Company’s financial position.

In May 2008, the FASB issued SFAS No. 163, “Accounting for Financial Guarantee Insurance Contracts-an interpretation of FASB Statement No. 60.” Diversity exists in practice in accounting for financial guarantee insurance contracts by insurance enterprises under FASB Statement No. 60, Accounting and Reporting by Insurance Enterprises. This results in inconsistencies in the recognition and measurement of claim liabilities. This Statement requires that an insurance enterprise recognize a claim liability prior to an event of default (insured event) when there is evidence that credit deterioration has occurred in an insured financial obligation. This Statement requires expanded disclosures about financial guarantee insurance contracts. The accounting and disclosure requirements of the Statement will improve the quality of information provided to users of financial statements. The adoption of FASB 163 is not expected to have a material impact on the Company’s financial position.

MANAGEMENT

Executive Officers and Directors. As of August 27, 2008, the directors and executive officers of the Company were:

Name	Age	Principal Position	Appointment date
Thomas Morrow	45	Chairman, CEO	October 17, 2005
Jeffrey Lye	43	CFO	November 1, 2007
David Nicholson	47	Director	October 17, 2005
Kenneth Lydecker	58	Director	July 1, 2006
Christopher Davies	39	Director	January 1, 2007
James Treleaven	61	Director	January 1, 2007

Thomas Morrow is the Chairman & CEO of Home School, a position he has held since its inception in October of 2005. Prior to that, he was the Managing Director of the North Chicago Commercial Complex, a proposed technology-focused real estate project in Lake County, Illinois from February of 2002 through March of 2005. Prior to this project, Mr. Morrow consulted with Arthur Andersen and led three earlier startup companies. The largest of these currently has $800mm in sales, is profitable, and is a division of a Fortune 1000 company. He holds a BA and an MBA from the University of Illinois, and is a Charter Financial Analyst and a Certified Managerial Accountant.

Jeffrey Lye is the CFO of Home School, a position he serves part-time and will undertake full-time with the completion of this offering. He is currently the Global Controller for Thomson SA’s satellite TV division, where he has been for more than 5 years. He holds a BA from Northern Illinois University and an MBA from the University of Illinois.

David Nicholson is a Director of Home School and an equity partner in the retirement planning and insurance firm of Preferred Planning Concepts. He has been an equity partner in Preferred Planning Concepts for more than 5 years. He received his BA from Uppsala College and is a Certified Life Underwriter.

Kenneth Lydecker is a Director of Home School and an equity partner in the retirement planning and insurance firm of Preferred Planning Concepts. He has been an equity partner in Preferred Planning Concepts for more than 5 years. He received his BA from DePaul University and is a Certified Life Underwriter.

Christopher Davies is a Director of Home School. He is currently in-house counsel for Office Depot, Inc. Mr. Davies joined Office Depot in 2006. He has responsibility for the Office Depot’s compliance with the securities rules and regulations of the U.S. Securities and Exchange Commission, the New York Stock Exchange and state regulatory authorities. He also serves as legal counsel for mergers and acquisitions in the U.S. and Canada. Prior to joining Office Depot, Mr. Davies worked in the securities department of the law firm of Kirkpatrick & Lockhart, Nicholson, Graham from April 2004 to 2006. Prior to working at that firm he represented corporations and investment banks in securities compliance, public stock offerings, mergers and acquisitions, and other general corporate matters at in private practice in Chicago, Illinois.

James Treleaven is a Director of Home School and the Principal of Via Strategy Consulting, which he launched in 2007. He served as the President of DeVry University from 2005 to 2007 and before that, he served as the CEO of Catalyst, a publicly-traded supply-chain software vendor, from 2001 to 2005. He holds a PhD from Case Western Reserve University.

Family Relationships

None.

Involvement in Legal Proceedings

No bankruptcy petition has been filed by or against any business of which any of Home School’s directors or executive officers was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time.

No director or executive officer of Home School has been convicted in a criminal proceeding or is subject to a pending criminal proceeding (excluding traffic violations and other minor offenses).

No director or executive officer of Home School has been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities.

No director or executive officer of Home School has been found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, that has not been reversed, suspended, or vacated.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, officers and persons owning more than 10% of our common stock to file reports of ownership and changes of ownership with the Securities and Exchange Commission. Based on our review of the copies of such reports furnished to us, or representations from certain reporting persons that no other reports were required, we believe that all applicable filing requirements were complied with during the fiscal year ended December 31, 2007.

Code of Ethics

We have adopted a Code of Ethical Conduct Policy (“Code of Ethics”) that applies to all employees, officers and directors, including the Chairman and Chief Executive Officer. The Code of Ethics is filed as Exhibit 14.1 to this S-1.

Audit Committee

The Board of Directors has a standing Audit Committee. The Audit Committee reviews with our independent public accountants the scope and timing of the accountants’ audit services and any other services they are asked to perform, the auditor’s report on our financial statements following completion of the audit and our policies and procedures with respect to internal accounting and financial controls. In addition, the Audit Committee reviews the independence of the independent public accountants and makes annual recommendations to the Board of Directors for the appointment of independent public accountants for the ensuing year. The Audit Committee met four times during the fiscal year ended December 31, 2007.

Audit Committee Financial Expert

Our Board of Directors has determined it has at least one audit committee financial expert serving on its audit committee, as that term is used in Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act. The name of such financial expert is Mr. Kenneth Lydecker and he is an independent director.

Compensation Discussion and Analysis

Overview

The following is a discussion of our program for compensating our named executive officers and directors. Currently, we do not have a compensation committee, and as such, our board of directors is responsible for determining the compensation of our named executive officers.

Compensation Program Objectives and Philosophy

The primary goals of our policy of executive compensation are to attract and retain the most talented and dedicated executives possible, to assure that our executives are compensated effectively in a manner consistent with our strategy and competitive practice and to align executives compensation with the achievement of our short- and long-term business objectives.

The board of directors considers a variety of factors in determining compensation of executives, including their particular background and circumstances, such as their training and prior relevant work experience, their success in attracting and retaining savvy and technically proficient managers and employees, increasing our revenues, broadening our product line offerings, managing our costs and otherwise helping to lead our Company through a period of rapid growth.

In the near future, we expect that our board of directors will form a compensation committee charged with the oversight of executive compensation plans, policies and programs of our Company and with the full authority to determine and approve the compensation of our chief executive officer and make recommendations with respect to the compensation of our other executive officers. We expect that our compensation committee will continue to follow the general approach to executive compensation that we have followed to date, rewarding superior individual and company performance with commensurate cash compensation.

Elements of Compensation

Our compensation program for the named executive officers consists primarily of base salary. There is no bonus plan, retirement plan, long-term incentive plan or other such plans. The Company is a development stage company with limited revenue. As such we have not yet obtained a consistent revenue stream with which to fund employee salaries and bonus plans. The base salary we provide is intended to equitably compensate the named executive officers based upon their level of responsibility, complexity and importance of role, leadership and growth potential, and experience.

Base Salary

Our named executive officers receive base salaries commensurate with their roles and responsibilities. We have no applicable employment agreements. Base salaries and subsequent adjustments, if any, are reviewed and approved by our board of directors annually, based on an informal review of relevant market data and each executive’s performance for the prior year, as well as each executive’s experience, expertise and position. The base salaries paid to our named executive officers in 2007 are reflected in the Summary Compensation Table below.

Stock-Based Awards under the Equity Incentive Plan

Historically, we have not granted equity awards as a component of compensation, and we presently do not have an equity-based incentive program. In the future, we will likely adopt and establish an equity incentive plan pursuant to which equity awards may be granted to eligible employees, including each of our named executive officers, if our board of directors determines that it is in the best interest of the Company and our stockholders to do so. We issued stock options to Directors in January, 2008 as compensation for exceptional performance during 2007. These awards were not part of an existing plan. These awards were approved as one-time events. As detailed below, our CEO currently receives options in lieu of cash compensation for a portion of his salary to preserve cash. This arrangement is expected to endure until the end of 2008.

Retirement Benefits

Currently, we do not provide any company sponsored retirement benefits to any employee, including the named executive officers.

Perquisites

Historically, we have not provided our named executive officers with any perquisites and other personal benefits. We do not view perquisites as a significant element of our compensation structure, but do believe that perquisites can be useful in attracting, motivating and retaining the executive talent for which we compete. It is expected that our historical practices regarding perquisites will continue and will be subject to periodic review by our by our board of directors.

Compensation of Our Board of Directors

Equity Compensation

The Company compensates the members of its Board through equity compensation only and does not pay perquisites or any cash compensation. Directors receive quarterly grants of 3,000 shares of our common stock. The stock vests immediately upon issuance.

Executive Compensation

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the following persons for services performed for us during 2007 in all capacities. SUMMARY COMPENSATION TABLE

Name and Principal Position (a)	Year (b)	Salary ($) (c)		Bonus ($) (d)		Stock Awards ($)(1) (e)		Option Awards ($)(2) (f)		Non-Equity Incentive Plan Compensation ($) (g)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)		All Other Compensation ($) (i)		Total ($) (j)
PEO Thomas Morrow(3)	2006 2007	$ $	35,000 70,000	$ $	0 0	$ $	13,500 18,000	$ $	144,000 147,500	$ $	0 0	$ $	0 0	$ $	0 0	$ $	192,500 235,500

(1)	Calculated in accordance with SFAS No. 123R using the modified prospective transition method without consideration of forfeitures. The amount reflects the dollar amount realized by us for financial statement reporting purposes in each of 2006 and 2007 in connection with the vesting of shares of common stock that were issued upon exercise of stock options prior to the vesting date of such options.
(2)	Calculated in accordance with SFAS No. 123R using the modified prospective transition method without consideration of forfeitures. The amount reflects the dollar amount realized by us for financial statement reporting purposes in each of 2006 and 2007 in connection with the vesting of outstanding options to purchase shares of our common stock.
(3)	Mr. Morrow became our Chief Executive Officer in October 2005. Mr. Morrow was the only executive officer of the Company during the years 2005, 2006 and 2007

Outstanding Equity Awards at June 30, 2008

The following table sets forth certain information regarding outstanding equity awards granted to our named executive officers for 2007 and 2008 that remain outstanding as of June 30, 2008. All of the options in this table are exercisable at any time.

		Option awards				Stock Awards
Name		Number of securities underlying unexercised options (#) exercisable (1)(2)	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date	Number of Shares of stock that have not vested (#)	Market Value of Shares of stock that have not vested ($)
Thomas Morrow	2008	16,650,000	0—	0.03	12/31/09	0—	0—
	2007	3,187,440	0—	0.03	12/31/08	0—	0—
	2006	10,800,000	0—	0.03	12/31/08	0—	0—

(1)	All of the options currently held by Mr. Morrow are exercisable but none were exercised during 2007 or up through June 30, 2008.
(2)	All options and restricted stock issued to Mr. Morrow vest immediately upon issuance.

Director Compensation

The Company compensates the members of its Board through equity compensation only and does not pay perquisites or any cash compensation. Directors receive quarterly grants of 3,000 shares of our common stock. The stock vests immediately upon issuance. Each Director has receives such compensation for attending quarterly board meetings and in the event that a director does not attend they are not compensated for that meeting.

Employment Agreements

None.

SECURITY OWNERSHIP

The following table sets forth, as of September 12,, 2008, certain information regarding the beneficial ownership of common stock held by (i) each person who is known by the Company to own beneficially more than five percent of the outstanding common Stock, (ii) each director and executive officer of the company, and (iii) all directors and executive officers as a group:

Title of class	Name and Address of Beneficial Owner(1)	Number of Shares (2)	Percent of Class
Common stock	Thomas Morrow (CEO & Chairman)	143,539,380	49.86%
Common stock	David Nicholson (Director)	56,573,088	19.65%
Common stock	Kenneth Lydecker (Director)	13,463,088	4.68%
Common stock	Christopher Davies (Director)	240,108	0.08%
Common stock	James Treleaven (Director)	480,216	0.17%
All executive officers and Directors as a group (5 Persons)		214,295,880	74.44%

(1)	Unless otherwise noted, each security holder’s address is c/o Home School, Inc., 2700 South River Road, Suite 106, Des Plaines, Illinois 60018
(2)	Beneficial ownership and percentage ownership are determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, none of the 65, 021,160 shares of common stock underlying options that are exercisable within 60 days of September 12, 2008 are considered to be outstanding. To our knowledge, except as indicated in the footnotes to the following table and subject to community property laws where applicable, the persons named in this table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.
(3)	This table is based on 287,877,960 shares of our common stock outstanding as of September 12, 2008.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On January 16, 2008, shareholders Mr. and Mrs. Michael North loaned the Company $300,000. This loan bears interest at 5%, per month is unsecured and is due on December 17, 2008, pursuant to an extension received July 16, 2008. The interest and principal of this loan is convertible to equity at a price of $0.033 per share at the lender’s discretion. Management believes the terms were comparable to terms that could have been obtained by unaffiliated third parties.

Related Person Transactions Policy

The Company’s Related Person Transactions Policy sets forth the procedures governing the review and approval or ratification of transactions between the Company, on the one hand, and (i) an executive officer, (ii) director, (iii) an immediate family member of an executive officer or director; (iv) any security holder who is known by the Company to own of record or beneficially more than five percent of any class of the Company’s voting securities at the time of the transaction; or (v) an immediate family member of such five percent security holder, on the other hand. Persons in categories (i), (ii), (iii) (iv) and (v) are collectively referred to as “Related Persons”.

This Policy applies to all related person transactions, and under the Policy a “related person transaction” is any transaction:

•	In which the Company was or is to be a participant;

•	In which the amount exceeds $120,000;

•	In which any Related Person had, or will have a direct or indirect material interest;

•	Including any contribution of $120,000 or more to a charitable organization of which a Related Person is a trustee, director, executive officer or has a similar relationship.

No Related Person transaction shall be approved or ratified if such transaction is contrary to the best interests of the Company. Unless different terms are specifically approved or ratified by the Board, any approved or ratified transaction must be on terms that are no less favorable to the Company than would be obtained in a similar transaction with an unaffiliated third party under the same or similar circumstances. All related person transactions or series of similar transactions must be presented to the Board for review and pre-approval or ratification.

FINANCIAL STATEMENTS OF HOME SCHOOL, INC.

(A DEVELOPMENT STAGE COMPANY)

PAGE	36	BALANCE SHEET AS OF June 30, 2008 (Unaudited)

PAGE	37	STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2008 AND 2007, AND THE PERIOD FROM OCTOBER 17, 2005 (INCEPTION) TO JUNE 30, 2008 (Unaudited)

PAGE	38	STATEMENT OF CHANGES IN STOCKHOLDERS’ (DEFICIT) EQUITY FOR THE PERIOD FROM OCTOBER 17, 2005 (INCEPTION) TO JUNE 30, 2008 (Unaudited)

PAGE	39	STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2008 AND 2007, AND THE PERIOD FROM OCTOBER 17, 2005 (INCEPTION) TO JUNE 30, 2008 (Unaudited)

PAGES	40-46	NOTES TO FINANCIAL STATEMENTS

Home School, Inc.

(a development stage company)

BALANCE SHEET

(Unaudited)

June 30, 2008
ASSETS
Current Assets
Cash	$722
Inventory	2,408
Prepaid Expenses	4,178

TOTAL CURRENT ASSETS	7,308

Fixed Asset, net	5,089
Website, net	107,075

Other Assets
Deposits	2,780

TOTAL ASSETS	$122,252

LIABILITIES AND STOCKHOLDERS’ (DEFICIT)
CURRENT LIABILITIES

Accounts payable	$116,897
Accounts payable—Related Party	12,621
Accrued payroll	16,809
Accrued Interest—Convertible Note Stockholder	92,457
Deferred Revenue	468
Note Payable	40,000
Convertible Notes Payable—Stockholder	300,000
Loans payable—related party	42,000

TOTAL CURRENT LIABILITIES	621,252

STOCKHOLDERS’ (DEFICIT)
Common Stock—Par value $0.001;
Authorized: 500,000,000
Issued and Outstanding: 286,737,480	286,738
Additional Paid-In Capital	2,726,396
Accumulated Deficit during development stage	(3,512,134)

Total Stockholders’ (Deficit)	(499,000)

TOTAL LIABILITIES AND STOCKHOLDERS’ (DEFICIT)	$122,252

The accompanying notes are integral parts of these unaudited financial statements.

Home School, Inc.

(a development stage company)

STATEMENT OF OPERATIONS

(Unaudited)

	For the Six Months Ended June 30,		For the period October 17, 2005 (inception) to
	2008	2007	June 30, 2008

Revenue—Product Sales, net	$13,359	$3,542	$29,570
Revenue—Advertising	4,689	$1,427	$6,116

Total Revenue	$18,048	$4,969	$35,686

Cost of Revenue—Product Sales	10,506	4,297	30,794
Cost of Revenue—Advertising	—	—	—

Total Cost of Revenue	10,506	4,297	30,794

Gross Profit	7,542	672	4,892

Operating Expenses
Professional Fees	59,823	8,505	477,372
Board Compensation	543,000	39,000	621,000
Development Expenses	180,426	349,617	759,232
Payroll	247,386	288,153	1,150,027
General and administrative	131,505	91,851	379,894

Total Operating Expenses	1,162,140	777,126	3,387,525

Loss from Operations	(1,154,598)	(776,454)	(3,382,633)

Interest Income	153	—	153
Interest Expense	(129,654)	—	(129,654)

Total Other Income/Expense	(129,501)	—	(129,501)

Provision for Income Taxes	—	—	—

Net Loss	$(1,284,099)	$(776,454)	$(3,512,134)

Net Loss Per Share—basic and diluted	$(0.00)	$(0.00)

Weighted average number of shares outstanding during the period—basic and diluted	282,654,328	233,792,172

The accompanying notes are an integral part of these unaudited financial statements.

Home School, Inc.

(a development stage company)

STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)

From inception (October 17, 2005) through June 30, 2008

(Unaudited)

	Common stock $0.00 Par Value		Additional paid-in capital	Accumulated Deficit	Total Stockholder’s Equity (Deficiency)
	Shares	Amount
Shares issued to founders	180,000,000	$180,000	$(80,000)	$—	100,000
Net Loss				(100,000)	(100,000)

Balance, December 31, 2005	180,000,000	180,000	(80,000)	(100,000)	—
Shares issued for cash ($0.01 per share)	18,000,000	18,000	182,000	—	200,000
Shares issued for cash ($0.02 per share)	1,280,160	1,280	28,722		30,002
Shares issued for cash ($0.03 per share)	5,765,940	5,766	138,331	—	144,097
Shares issued for cash ($0.02 per share)	2,070,000	2,070	43,930		46,000
Shares issued for board compensation ($0.02 per share)	514,980	515	8,485		9,000
Shares issued for board compensation ($0.02 per share)	489,960	490	11,510		12,000
Shares issued for board compensation ($0.03 per share)	334,980	335	8,665		9,000
Shares issued for board compensation ($0.02 per share)	772,380	772	12,728		13,500
Shares issued for employee cash sales ($0.03 per share)	481,860	482	12,396		12,878
Shares issued for services ($0.03 per share)	360,000	360	8,640		9,000
Shares issued for services ($0.01 per share)	16,200,000	16,200	163,800	—	180,000
Value received for options granted			178,200		178,200
Net loss, December 31, 2006	—	—	—	(838,968)	(838,968)

Balance, December 31, 2006	226,270,260	226,270	717,407	(938,968)	4,709
Shares issued for cash ($0.03/share)	360,000	360	8,640	—	9,000
Shares issued for cash ($0.03/share)	11,052,000	11,052	295,948	—	307,000
Shares issued for cash ($0.03/share)	6,924,060	6,924	223,876	—	230,800
Shares issued for cash ($0.01/share)	8,100,000	8,100	81,900	—	90,000
Shares issued for board compensation ($0.03 per share)	2,457,000	2,457	75,543	—	78,000
Shares issued for employee cash sales ($0.03 per share)	616,500	617	14,796	—	15,413
Shares issued for employee cash sales ($0.03 per share)	46,440	47	1,243	—	1,290
Shares issued for services ($0.01 per share)	4,422,420	4,422	44,827	—	49,249
Shares issued for services ($0.03 per share)	259,200	259	8,381	—	8,640
Shares issued for debt ($0.01 per share)	16,200,000	16,200	163,800	—	180,000
In-kind contribution of interest	—	—	1,900	—	1,900
Value received for options granted			216,648	—	216,648
Net Loss, December 31, 2007	—	—	—	(1,289,067)	(1,289,067)

Balance, December 31, 2007	276,707,880	276,708	1,854,909	(2,228,035)	(96,418)
Shares issued for cash ($0.03 per share)	7,779,600	7,780	251,540	—	259,320
Shares issued for acquisition ($0.03 per share)	1,080,000	1,080	34,920		36,000
Shares issued for board compensation ($0.03 per share)	1,170,000	1,170	37,830	—	39,000
In-kind contribution of interest	—	—	1,197	—	1,197
Value received for options granted			546,000		546,000
Net Loss, June 30, 2008	—	—	—	(1,284,099)	(1,284,099)

Balance, June 30, 2008	286,737,480	286,738	2,726,396	(3,512,134)	(499,000)

The accompanying notes are an integral part of these financial statements.

Home School, Inc.

(a development stage company)

STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Six Month Period Ended June 30,		For the period October 17, 2005 (inception) to
	2008	2007	June 30, 2008
Cash Flows From Operating Activities:
Net Loss	$(1,284,099)	$(776,454)	$(3,512,134)
Adjustments to reconcile net loss to net cash used in operations
Depreciation/Amortization	19,319		20,587
In-kind contribution of interest	1,197		3,097
Shares issued for services	—	11,000	346,778
Shares issued for interest	36,000		36,000
Stock options issued for services	546,000	148,850	925,200
Shares issued for board comp	39,000	62,552	160,500
(Increase) Decrease in:			—
Prepaid Expenses	9,248	4,135	(4,178)
Inventory	(2,408)		(2,408)
Deferred Revenue	(4,689)		(4,689)
Deposits	—		(2,780)
Increase (Decrease) in:			—
Accrued expenses	88,052	29,541	109,266
Accounts Payable	47,635	17,198	116,897
Accounts Payable—Related Party	12,621		12,621

Net Cash Used In Operating Activities	(492,124)	(503,178)	(1,795,243)

Cash Flows From Investing Activities:
Cash paid for Fixed Assets & Website	(40,000)	—	(47,594)

Net Cash Used In Investing Activities	(40,000)	—	(47,594)

Cash Flows From Financing Activities:
Proceeds from Sale of Stock	259,320	396,000	1,316,219
Shares issued to employees	—		29,692
Proceeds from Notes Payable—Stockholder	300,000	—	300,000
Proceeds from Note Payable—Related Party	22,000	160,000	502,000
Proceeds from Stock Option Grant	—	—	15,648
Repayment of Notes Payable—Related Party	(10,000)	(120,000)	(280,000)
Repayment of Notes Payable	(40,000)	—	(40,000)

Net Cash Provided by Financing Activities	531,320	436,000	1,843,559

Net Increase (Decrease) in Cash	(804)	(67,178)	722

Cash at Beginning of Period	1,526	126,261	—

Cash at End of Period	$722	$59,083	$722

Supplemental disclosure of cash flow information:

Cash paid for interest	$—	$—	$—

Cash paid for taxes	$—	$—	$—

Supplementary disclosure of non-cash items:

During 2007 $180,000 of loans payable were converted to common stock.

During 2008, $40,000 was owed to a developer for the purchase of the website. $5,157 of deferred revenue relating to the website was recognized as part of the asset purchase price.

The accompanying notes are integral parts of these unaudited financial statements.

Home School, Inc.

(a development stage company)

NOTES TO FINANCIAL STATEMENTS

As of June 30, 2008

(Unaudited)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION

Basis of Presentation

The accompanying unaudited financial statements have been prepared in accordance with accounting principles generally accepted in The United States of America and the rules and regulations of the Securities and Exchange Commission for interim financial information. Accordingly, they do not include all the information necessary for a comprehensive presentation of financial position and results of operations.

It is management’s opinion, however that all material adjustments (consisting of normal recurring adjustments) have been made which are necessary for a fair financial statements presentation. The results for the interim period are not necessarily indicative of the results to be expected for the year.

Activities during the development stage include developing the business plan and raising capital.

Cash and Cash Equivalents

For purposes of the cash flow statements, the Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents.

Use of Estimates:

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, and disclosure of contingent liabilities at the date of the financial statements, and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those results.

Revenue Recognition

The Company recognizes revenue on arrangements in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements’ and No. 104, “Revenue Recognition”. In all cases, revenue is recognized only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the service is performed and collectability of the resulting receivable is reasonably assured.

Product sales and shipping revenues, net of promotional discounts, rebates, and return allowances, are recorded when the products are shipped and title passes to customers. Retail sales to customers are made pursuant to a sales contract that provides for transfer of both title and risk of loss upon our delivery to the carrier. Return allowances, which reduce product revenue, are estimated using historical experience. Revenue from product sales and services rendered is recorded net of sales taxes. Amounts received in advance for subscription services, are deferred and recognized as revenue over the subscription term.

The Company recognizes advertising revenue as earned on a per-impression basis. As traffic moves through websites and pages are served, the contract amount is recognized as revenue. “impressions” are defined as the number of times a user requests a page on our websites.

Shipping and Handling Costs:

Amounts billed to customers in sales transactions related to shipping and handling represent revenues earned for the goods provided and are included in sales. Costs of shipping and handling are included in the cost of goods sold.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation. Expenditures for maintenance and repairs are charged to expense as incurred. Depreciation is provided using the straight-line method over the estimated useful life of five years. Intangible assets acquired as content for distribution on the internet at no cost are expensed as acquired or developed; intangible assets acquired for redistribution are amortized using the straight-line method over three years.

Advertising Costs

Advertising costs are expensed as incurred. Total advertising costs charged to operations for the six months ended June 30, 2008 and 2007 and the period October 17, 2005 (Inception) to June 30, 2008 amounted to $60,272, $33,255 and $175,560, respectively.

Inventories

The Company’s inventories consist of $2,408 of finished goods. Inventories are stated at lower of cost or market. Cost is determined on the first-in, first-out basis

Stock Compensation

The Company adopted SFAS No. 123R, Share-Based Payment(“SFAS 123R”), which requires all stock-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. The Company accounts for stock-based compensation arrangements with nonemployees in accordance with the Emerging Issues Task Force Abstract No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods or Services. The Company records the expense of such services to employees and non employees based on the estimated fair value of the equity instrument using the Black-Scholes pricing model.

Fair Value of Financial Instruments

The carrying amounts of the Company’s financial instruments including accounts payable and loans and notes payable approximate fair value due to the relatively short period to maturity for this instrument.

Loss Per Share:

Basic loss per share is computed by dividing earnings available to common shareholders by the weighted-average number of common shares outstanding for the period as required by the Financial Accounting Standards Board (FASB) under Statement of Financial Accounting Standards (SFAS) No. 128, “Earnings per Shares”. Diluted EPS reflects the potential dilution of securities that could share in the earnings. As of June 30, 2008 and 2007, 75,744,810 and 10,035,000 potentially dilutive securities were outstanding, respectively. These securities were not included in the computation of loss per share for the six month periods ending June 30, 2008 and 2007 because their inclusion is anti-dilutive.

Recent Accounting Pronouncements

In December 2007, the Financial Accounting Standards Board (FASB) issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51”. This statement improves the relevance, comparability, and transparency of the financial information that a reporting entity provides in its consolidated financial statements by establishing accounting and reporting standards that require; the ownership interests in subsidiaries held by parties other than the parent and the amount of consolidated net income attributable to the parent and to the noncontrolling interest be clearly identified and presented on the face of the consolidated statement of income, changes in a parent’s ownership interest while the parent retains its controlling financial interest in its subsidiary be accounted for consistently, when a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary be initially measured at fair value, entities provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners.

SFAS No. 160 affects those entities that have an outstanding noncontrolling interest in one or more subsidiaries or that deconsolidate a subsidiary. SFAS No. 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Early adoption is prohibited. The adoption of this statement is not expected to have a material effect on the Company’s financial statements.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133” (SFAS 161). This statement is intended to improve transparency in financial reporting by requiring enhanced disclosures of an entity’s derivative instruments and hedging activities and their effects on the entity’s financial position, financial performance, and cash flows. SFAS 161 applies to all derivative instruments within the scope of SFAS 133, “Accounting for Derivative Instruments and Hedging Activities” (SFAS 133) as well as related hedged items, bifurcated derivatives, and nonderivative instruments that are designated and qualify as hedging instruments. Entities with instruments subject to SFAS 161 must provide more robust qualitative disclosures and expanded quantitative disclosures. SFAS 161 is effective prospectively for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application permitted. We are currently evaluating the disclosure implications of this statement.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles.” SFAS No. 162 identifies the sources of accounting principles and provides entities with a framework for selecting the principles used in preparation of financial statements that are presented in conformity with GAAP. The current GAAP hierarchy has been criticized because it is directed to the auditor rather than the entity, it is complex, and it ranks FASB Statements of Financial Accounting Concepts, which are subject to the same level of due process as FASB Statements of Financial Accounting Standards, below industry practices that are widely recognized as generally accepted but that are not subject to due process. The Board believes the GAAP hierarchy should be directed to entities because it is the entity (not its auditors) that is responsible for selecting accounting principles for financial statements that are presented in conformity with GAAP. The adoption of FASB 162 is not expected to have a material impact on the Company’s financial position.

In May 2008, the FASB issued SFAS No. 163, “Accounting for Financial Guarantee Insurance Contracts-an interpretation of FASB Statement No. 60.” Diversity exists in practice in accounting for financial guarantee insurance contracts by insurance enterprises under FASB Statement No. 60, Accounting and Reporting by Insurance Enterprises. This results in inconsistencies in the recognition and measurement of claim liabilities. This Statement requires that an insurance enterprise recognize a claim liability prior to an event of default (insured event) when there is evidence that credit deterioration has occurred in an insured financial obligation. This Statement requires expanded disclosures about financial guarantee insurance contracts. The accounting and disclosure requirements of the Statement will improve the quality of information provided to users of financial statements. The adoption of FASB 163 is not expected to have a material impact on the Company’s financial position.

NOTE 2 – ASSET ACQUISITION

Property and equipment were as follows:

June 30, 2008
(Unaudited)
Computer	$7,594
Website	125,157
Less accumulated depreciation/amortization	(20,587)

$112,164

During the six months ended June 30, 2008 and 2007, and the period October 17, 2005 (Inception) to June 30, 2008 the Company recorded depreciation and amortization expense of $19,319, $0, and $20,587, respectively. On January 28, 2008, the Company acquired the assets of HomeSchoolReviews.com. The content assets acquired have been redeployed to the Company’s sites and are being presented for free as inducement to visitation. The purchase price is being amortized using the straight-line method over three years.

NOTE 3 STOCKHOLDERS’ EQUITY

(A) Common Stock Issued for Cash

During 2008, the Company issued 7,779,600 shares of common stock for cash of $259,320 ($0.03 per share)

During 2007, the Company issued 360,000 shares of common stock for cash of $9,000 ($0.03 per share)

During 2007, the Company issued 11,052,000 shares of common stock for cash of $307,000 ($0.03 per share)

During 2007, the Company issued 6,924,060 shares of common stock for cash of $230,800 ($0.03 per share)

During 2007, the Company issued 8,100,000 shares of common stock for cash of $90,000 ($0.01 per share)

During 2007, the Company issued 46,440 shares of common stock for employee cash sales with a fair market value of $1,290 ($0.03 per share)

During 2007, the Company issued 616,500 shares of common stock for employee cash sales with a fair market value of $15,413 ($0.03 per share)

During 2006, the Company issued 18,000,000 shares of common stock for cash of $200,000 ($0.01 per share)

During 2006, the Company issued 1,280,160 shares of common stock for cash of $30,002 ($0.02 per share)

During 2006, the Company issued 5,765,940 shares of common stock for cash of $144,097 ($0.03 per share)

During 2006, the Company issued 2,070,000 shares of common stock for cash of $46,000 ($0.02 per share)

During 2006, the Company issued 481.860 shares of common stock for employee cash sales with a fair market value of $12,878 ($0.03 per share)

(B) Stock Issued for Services

During 2008, the Company issued 1,170,000 shares of common stock for board compensation with a fair market value of $39,000 ($0.03 per share)

During 2007, the Company issued 4,422,420 shares of common stock for services with a fair market value of $49,249 ($0.01 per share)

During 2007, the Company issued 259,200 shares of common stock for services with a fair market value of $8,640 ($0.03 per share)

During 2007, the Company issued 2,457,000 shares of common stock for board compensation with a fair market value of $78,000 ($0.03 per share)

During 2006, the Company issued 360,000 shares of common stock for services with a fair market value of $9,000 ($0.03 per share)

During 2006, the Company issued 16,200,000 shares of common stock for services with a fair market value of $180,000 ($0.01 per share)

During 2006, the Company issued 514,980 shares of common stock for board compensation with a fair market value of $9,000 ($0.02 per share)

During 2006, the Company issued 489,960 shares of common stock for board compensation with a fair market value of $12,000 ($0.02 per share)

During 2006, the Company issued 334,980 shares of common stock for board compensation with a fair market value of $9,000 ($0.03 per share)

During 2006, the Company issued 772,380 shares of common stock for board compensation with a fair market value of $13,500 ($0.02 per share)

During 2005, the Company issued 180,000,000 shares of common stock for incorporation expenses with a fair market value of $100,000 ($0.00 per share).

(C) Stock Issued for Interest Expense

During 2008, the Company issued 1,080,000 shares of common stock for the interest expense on a note payable relating to the purchase of Home School Reviews in the amount of $36,000 ($0.03 per share)

(D) Stock Issued for Debt

During 2007, the Company issued 16,200,000 shares of common stock in consideration for payment of a related party loan of $180,000 ($.01 per share). See note 6.

(E) Stock Options Issued for Services

The Company has issued options of the Company having a variety of exercise prices equal to the share price at the time of issuance. The options vest immediately during the six months ended June 30, 2008 and 2007, and the period October 17, 2005 (Inception) to June 30, 2008 the Company recorded compensation expense at of $546,000, $43,500 and $925,200, respectively, with an offsetting credit to additional paid-in capital. The Company has valued these options at their fair value using the Black-Scholes option pricing method. The assumptions used were as follows:

Expected life	1 year
Expected volatility	100%
Risk free interest rate	4.5%
Expected dividends	0%

The following tables summarize all stock option grants to employees and consultants as of June 30, 2008 , and the related changes during this period are presented below.

Of the total options granted, all 63,971,100, are fully vested, exercisable and non-forfeitable.

	Number of Options	Weighted Average Exercise Price
Balance at December 31, 2007	23,021,100	$0.03

Granted	40,950,000	$0.03

Exercised

Forfeited

Balance at June 30, 2008	63,971,100	$0.03

Options exercisable at June 30, 2008	63,971,100	$0.03

Weighted average fair value of options granted during 2008		$0.03

June 30, 2008 Options Outstanding				Options Exercisable
Range of Exercise Price	Number Outstanding at June 30, 2008	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable at June 30, 2008	Weighted Average Exercise Price
$ 0.02	14,220,000	0.75	$0.02	14,220,000	$0.02
$ 0.03	8,801,100	0.75	$0.03	8,801,100	$0.03
$ 0.02 – 0.03	40,950,000	1.75	$0.03	40,950,000	$0.03

(F) Stock Splits

During 2006, the Company’s stockholders approved a forward stock split of ten thousand for one, in which each stockholder of record received ten thousand common shares in exchange for each share of their currently issued common stock. Subsequently, On April 4, 2008, the Company’s stockholders approved a forward stock split of one hundred eighty for one, in which each stockholder of record received one hundred eighty common shares in exchange for each share of their currently issued common stock. The financial statements have been retroactively adjusted to reflect the stock splits.

(E) Securities Purchase Agreement –

On November 12, 2007, the Company entered into a Securities Purchase Agreement with Tailor-Made under which the Company may issue and sell common stock to Tailor-Made for a total purchase price of $5,000,000 during the 24-month term of the Securities Purchase Agreement. Under the Securities Purchase Agreement, Tailor-Made will pay the Company (a) 90% of, or a 10% discount to, the lowest daily volume weighted average price, or VWAP, of the Company’s common stock during the ten consecutive trading day period immediately prior to the date we notify Tailor-Made that we want to draw upon the Securities Purchase Agreement. The Company will be entitled to commence drawing upon the Securities Purchase Agreement when the common stock under the Securities Purchase Agreement is registered with the SEC and the authorization for quotation on the National Association of Securities Dealers OTC Bulletin Board is obtained. We will be entitled to draw upon the Securities Purchase Agreement for a period of two years thereafter. The amount of each cash advance is subject to a minimum advance amount of $20,000 and a maximum advance amount of $200,000. There is no price below which the shares will not be sold as the common stock associated with the Securities Purchase Agreement has a market-price dependent feature without any set price floor. Consequently, the lower our price, the greater the number of shares we will be required to issue to Tailor-Made to the extent we draw upon the Securities Purchase Agreement. To date, the Company has not drawn upon the Securities Purchase Agreement.

In addition, Tailor-Made, as a component part of the Securities Purchase Agreement, Tailor-Made will receive a warrant to purchase a number of shares of our common stock equal to $1,000,000 divided by the lesser of (a) the Formula Price (as defined in the Securities Purchase Agreement) and (b) the Section 504 Offering Price (as defined in the Securities Purchase Agreement), with an exercise price equal to 125% of the lesser of (a) the Formula Price and (b) the Section 504 Offering Price. The warrants expire on November 12, 2011. The Company will issue Tailor-Made 4,000,000 shares of our common stock as a component of the Securities Purchase Agreement.

NOTE 4 CONVERTIBLE NOTES PAYABLE - STOCKHOLDER

During 2008, a stockholder loaned $300,000 to the Company in exchange for a convertible note payable. The note bears interest at the rate of 5% per month, is unsecured and due July 17, 2008 but extendable at the Company’s discretion. The note is fully convertible to common stock of the Company at $0.03 per share. The convertible note conversion price was equal to the fair value on the date of grant and no beneficial conversion was recorded. At June 30, 2008, the Company had accrued $92,457 in interest expense relating to this note. The note was extended to December 17, 2008.

NOTE 5 NOTE PAYABLE

During 2008, a promissory note in the amount of $80,000 was signed as the balance of the purchase price of an asset purchased (Note 2). $40,000 was paid during the period. At June 30, 2008, $40,000 was owed and $36,000 had been recorded in interest expense and paid in stock relating to this transaction (See note 3(c)

NOTE 6 RELATED PARTY TRANSACTIONS

During 2008, the Company’s two principal stockholders loaned $12,000 to the Company in exchange for a note payable. The note is unsecured, due on demand, and bears interest at 1% beginning September 1, 2008 if unpaid.

During 2007, stockholders loaned $150,000 to the Company. The loan is non interest bearing, is unsecured and due on demand. This was converted to stock during 2007.

During 2006, the Company’s principal stockholder loaned $60,000 to the Company. The loan is non interest bearing, is unsecured and due on demand. $30,000 was converted to stock during 2007. At June 30, 2008, the Company had accrued $1,197 in interest expense relating to this loan.

NOTE 7 COMMITMENTS

The Company signed an agreement with MA Kelly & Co., owner of thehomeschoolmom.com, to sponsor the site for $2,200 per month for a period of up to five years. The agreement is cancellable annually at the Company’s discretion and provides for preferential advertising treatment for the Company. It also provides for exclusive advertising of the Company’s products.

The Company signed an exclusive five year agreement with Christian Liberty Press (CLP) to incorporate CLP’s instructional materials in its faith-based Quick Start Curriculum Kits. The agreement enables the Company to create derivative works from the CLP materials, including instructional guides and enhanced instructional guides and to combine the CLP materials with that from other publishers for this purpose. The agreement entitles the Company to purchase instructor’s guides from CLP at 50% of the list price. The agreement also calls for a payment of 50% of the list price by either party to the other party for the sale of the product to a third party.

NOTE 8 GOING CONCERN

As reflected in the accompanying financial statements, the Company is in the development stage with limited revenues, has negative cash flow used in operations of $1,795,243 from inception and has an accumulated deficit during the development stage of $3,512,134. This raises substantial doubt about its ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company’s ability to raise additional capital and implement its business plan. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Management believes that actions presently being taken to raise funds provide the opportunity for the Company to continue as a going concern.

NOTE 9 SUBSEQUENT EVENTS

During July 2008, the Company’s two principal stockholders loaned the remaining $8,000 to the Company as part of a promissory note signed during the six months ended June 30, 2008. The note is unsecured, due on demand, and bears interest at 1% if unpaid.

On August 31, 2008, an existing shareholder purchased an additional 450,000 shares for $0.03 per share.

The Board of Directors received monthly stock compensation equal to a value of $1,000 per month for each director and $1,500 per month for the Chairman of the board. Subsequent to period end, the Company issued 330,480 shares through September 12, 2008 under these agreements.

A Noteholder received monthly interest payments in the form of stock equal to a value of $6,000 per month. Subsequent to period end, the Company issued 360,000 shares through September 12, 2008 under these agreements.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of:

Home School, Inc.

(A Development Stage Company)

We have audited the accompanying balance sheets of Home School, Inc. (a development stage company) as of December 31, 2007 and 2006 and the related statements of operations, changes in stockholders’ equity (deficiency) and cash flows for the years ended December 31, 2007 and 2006, and for the period from October 17, 2005 (inception) to December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly in all material respects, the financial position of Home School, Inc. (a development stage company) as of December 31, 2007 and 2006 and the results of its operations and its cash flows for the years ended December 31, 2007 and 2006, and for the period from October 17, 2005 (inception) to December 31, 2007 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 6 to the financial statements, the Company is in the development stage with limited revenues, has negative cash flows used in operations of $1,652,627 from inception and has an accumulated deficit during the development stage of $2,228,035. These factors raise substantial doubt about its ability to continue as a going concern. Management’s plans concerning this matter are also described in Note 6. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

WEBB & COMPANY, P.A.

Boynton Beach, Florida

April 3, 2008

Home School, Inc.

(A Development Stage Company)

Balance Sheets

	12/31/2007	12/31/2006
ASSETS
Current Assets
Cash	$1,526	$126,261
Prepaid Expenses	13,426	4,135

Total Current Assets	14,952	130,396

Property and Equipment, net	6,326	6,992

Other Assets
Deposits	2,780	2,780

Total Assets	$24,058	$140,168

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIENCY)
Current Liabilities
Accounts payable	$69,262	$10,000
Accrued payroll	21,214	65,459
Loans payable—related party	30,000	60,000

Total Current Liabilities	120,476	135,459

Total Liabilities	120,476	135,459

Commitments and Contingencies	—	—

Stockholders’ Equity (Deficiency)
Common stock, $0.001 par value; 500,000,000 shares authorized, 276,707,880 and 226,270,260 outstanding, respectively	276,708	226,270
Additional Paid In Capital	1,854,909	717,407
Deficit Accumulated During Development Stage	(2,228,035)	(938,968)

Total Stockholders’ Equity (Deficiency)	(96,418)	4,709

Total Liabilities and Stockholders’ Equity (Deficiency)	$24,058	$140,168

See accompanying note to consolidated financial statements.

Home School, Inc.

(A Development Stage Company)

Statements of Operations

	For the Year Ended December 31		For the period from October 17, 2005 (Inception) to December 31, 2007
	2007	2006
Revenue	$17,638	$—	$17,638
Cost of Revenue	(20,288)	—	(20,288)

Gross Loss	(2,650)	—	(2,650)

Operating Expenses
Professional fees	152,049	243,500	495,549
Development Expense	421,895	156,911	578,806
Payroll Expense	498,311	404,330	902,641
General and administrative	214,162	34,227	248,389

Total Operating Expenses	1,286,417	838,968	2,225,385

Loss Before Provision For Income Taxes	(1,289,067)	(838,968)	(2,228,035)
Provision for Income Taxes		—	—

Net Loss	$(1,289,067)	$(838,968)	$(2,228,035)

Net Loss Per Share—Basic and Diluted	(0.01)	(0.00)

Weighted average number of shares outstanding during the period—Basic and Diluted	245,827,080	202,744,620

See accompanying note to consolidated financial statements.

Home School, Inc.

(A Development Stage Company)

Statement of Changes in Stockholders’ Equity (Deficiency)

For the period from October 17, 2005 (inception) to December 31, 2007

	Common stock $0.001 Par Value		Additional paid-in capital	Accumulated Deficit	Total Stockholder’s Equity (Deficiency)

	Shares	Amount
Shares issued to founders	180,000,000	$180,000	$(80,000)	$—	100,000
Net Loss				(100,000)	(100,000)

Balance, December 31, 2005	180,000,000	180,000	(80,000)	(100,000)	—
Shares issued for cash ($0.011 per share) April 4 2006-June 5, 2006	18,000,000	18,000	182,000	—	200,000
Shares issued for cash ($0.023 per share) November 29, 2006	1,280,160	1,280	28,722		30,002
Shares issued for cash ($0.025 per share) October 2, 2006-December 28, 2006	5,765,940	5,766	138,331	—	144,097
Shares issued for cash ($0.022 per share) August 8, 2006 and November 7, 2006	2,070,000	2,070	43,930		46,000
Shares issued for board compensation ($0.0175 per share) March 31, 2006	514,980	515	8,485		9,000
Shares issued for board compensation ($0.0245 per share) June 30, 2006	489,960	490	11,510		12,000
Shares issued for board compensation ($0.027 per share) September 30, 2006	334,980	335	8,665		9,000
Shares issued for board compensation ($0.0175 per share) December 31, 2006	772,380	772	12,728		13,500
Shares issued for employee cash sales ($0.025 per share) May 19, 2006-December 31, 2006	481,860	482	12,396		12,878
Shares issued for services ($0.025 per share) November 30, 2006	360,000	360	8,640		9,000
Shares issued for services ($0.011 per share) February 17-December 31, 2006	16,200,000	16,200	163,800	—	180,000
Value received for options granted			178,200		178,200
Net loss, December 31, 2006	—	—	—	(838,968)	(838,968)

Balance, for the year ended December 31, 2006	226,270,260	226,270	717,407	(938,968)	4,709
Shares issued for cash ($0.025/share) January 9, 2007	360,000	360	8,640	—	9,000
Shares issued for cash ($0.028/share) March 1, 2007-April 18, 2007	11,052,000	11,052	295,948	—	307,000
Shares issued for cash ($0.033/share) October 5, 2007-December 18, 2007	6,924,060	6,924	223,876	—	230,800
Shares issued for cash ($0.011/share) June 19, 2007	8,100,000	8,100	81,900	—	90,000
Shares issued for board compensation ($0.032 per share) March 31, 2007; June 30, 2007; September 30, 2007; December 31, 2007	2,457,000	2,457	75,543	—	78,000
Shares issued for employee cash sales ($0.025 per share) January 15, 2007-August 31, 2007	616,500	617	14,797	—	15,413
Shares issued for employee cash sales ($0.028 per share) October 17, 2007	46,440	46	1,244	—	1,290
Shares issued for services ($0.011 per share) June 29, 2007-December 31, 2007	4,422,420	4,422	44,827	—	49,249
Shares issued for services ($0.033 per share) October 29, 2007-December 10, 2007	259,200	259	8,381	—	8,640
Shares issued for debt ($0.033 per share) September 28, 2007	16,200,000	16,200	163,800	—	180,000

	Common stock $0.001 Par Value		Additional paid-in capital	Accumulated Deficit	Total Stockholder’s Equity (Deficiency)

	Shares	Amount
In-kind contribution of interest	—	—	1,900	—	1,900
Value received for options granted			216,648	—	216,648
Net Loss, December 31, 2007	—	—	—	(1,289,067)	(1,289,067)

Balance, for the year ended December 31, 2007	276,707,880	$276,708	$1,854,909	$(2,228,035)	$(96,418)

See accompanying note to consolidated financial statements.

Home School, Inc.

(A Development Stage Company)

Statements of Cash Flows

	For the year ended December 31,		October 17, 2005 (Inception) to December 31, 2007
	2007	2006
Cash Flows From Operating Activities:
Net Loss	$(1,289,067)	$(838,968)	$(2,228,035)
Adjustments to reconcile net loss to net cash used in operations
Depreciation/Amortization	666	602	1,268
In-kind contribution of interest	1,900		1,900
Shares issued for services	57,778	189,000	346,778
Shares issued to employees	16,814	12,878	29,692
Shares issued for board comp	78,000	43,500	121,500
(Increase) Decrease in:			—
Prepaid Expense	(9,291)	(4,135)	(13,426)
Deposits	—	(2,780)	(2,780)
Increase (Decrease) in:			—
Accounts payable	59,262	10,000	69,262
Accrued expenses	(44,245)	65,459	21,214

Net Cash Used In Operating Activities	(1,128,183)	(524,444)	(1,652,627)

Cash Flows From Investing Activities:
Purchase of Fixed Assets	—	(7,594)	(7,594)

Net Cash Used In Investing Activities	—	(7,594)	(7,594)

Cash Flows From Financing Activities:
Proceeds from issuance of shares	636,800	420,099	1,056,899
Proceeds from stock option grants	216,648	178,200	394,848
Proceeds from related party loan	150,000	60,000	210,000
Repayment of related party loan	(180,000)		(180,000)
Shares issued as loan repayment	180,000		180,000

Net Cash Provided By Financing Activities	1,003,448	658,299	1,661,747

Net Increase in Cash	(124,735)	126,261	1,526
Cash at Beginning of Period	126,261	—	—

Cash at End of Period	$1,526	$126,261	$1,526

Supplemental disclosure of cash flow information:
Cash paid for interest	$—	$—	$—

Cash paid for taxes	$—	$—	$—

See accompanying note to consolidated financial statements.

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION

(A) Organization

Home School, Inc. (a development stage company) (“the Company”) was incorporated in the State of Delaware on October 17, 2005 and has elected a fiscal year end of December.

The Company is engaged in e-commerce and online K-12 instruction for home educating families world-wide.

(B) Use of Estimates

In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported period. Actual results could differ from those estimates.

(C) Cash and Cash Equivalents

The Company considers cash on hand and amounts on deposit with financial institutions which have original maturities of three months or less to be cash and cash equivalents.

(D) Inventories

The Company reports inventory at the lesser of cost or market. Inventories are accounted for on a First-In-First-Out basis.

(E) Loss Per Share

Basic and diluted net loss per common share is computed based upon the weighted average common shares outstanding as defined by Financial Accounting Standards No. 128, “Earnings Per Share.” As of December 31, 2007 and 2006, there were 23,021,100 and 14,220,000 common shares issuable upon the exercise of stock options. These shares were not included in the computation of loss per share for December 31, 2007 and 2006, respectively because their inclusion is anti-dilutive.

(F) Revenue

The Company recognizes revenue on arrangements in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements’ and No. 104, “Revenue Recognition”. In all cases, revenue is recognized only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the service is performed and collectability of the resulting receivable is reasonably assured.

Product sales and shipping revenues, net of promotional discounts, rebates, and return allowances, are recorded when the products are shipped and title passes to customers. Retail sales to customers are made pursuant to a sales contract that provides for transfer of both title and risk of loss upon our delivery to the carrier. Return allowances, which reduce product revenue, are estimated using historical experience. Revenue from product sales and services rendered is recorded net of sales taxes. Amounts received in advance for subscription services, are deferred and recognized as revenue over the subscription term.

The Company recognizes advertising revenue as earned on a per-impression basis. As traffic moves through websites and pages are served, the contract amount is recognized as revenue. “impressions” are defined as the number of times a user requests a page on our websites.

(G) Business Segments

The Company operates in one segment and therefore segment information is not presented.

(H) Concentration of credit risk

The Company at times has cash in banks in excess of FDIC insurance limits. At December 31, 2007 and 2006, respectively, the Company had approximately $0 and $26,454 in cash balances at financial institutions which were in excess of the FDIC insured limits.

(I) Income Taxes

The Company accounts for income taxes under the Statement of Financial Accounting Standards Board Statement of Financial Accounting Standard NO. 109, “Accounting for Income Taxes” (“Statement 109”). Under Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. As of December 31, 2007, the Company had a net operating loss carryforward of $1,828,880 available to offset future taxable income through 2027. The valuation allowance at December 31, 2007 was $658,031. The increase in the valuation allowance for the year ended December 31, 2007 was $385,471.

(J) Property and Equipment

The Company values property and equipment at cost and depreciates these assets using the straight-line method over their expected useful life. The Company uses a seven year life for furniture and fixtures and five year life for computer and office equipment.

(K) Research and Development

The Company has adopted the provisions of Emerging Issues Task Force 00-2, “Accounting for Web Site Development Costs.” Costs incurred in the planning stage of a website are expensed as research and development while costs incurred in the development stage are capitalized and amortized over the life of the asset, estimated to be five years. Expenses subsequent to the launch have been expensed as research and development expenses.

(L) Stock-Based Compensation

In December 2004, the FASB issued SFAS No. 123(R), “Share-Based Payment, “which replaces SFAS No. 123 and supersedes APB Opinion No. 25. Under SFAS No. 123 (R), the companies are required to measure the compensation costs of share-based compensation arrangements based on the grant-date fair value and recognize the costs in the financial statements over the period during which employees are required to provide services. Share-based compensation arrangements include stock options, restricted share plans, performance-based awards, share appreciation rights and employee share Purchase plans. In March 2005 the SEC issued Staff Accounting Bulletin No. 107, or SAB 107 “SAB 107 expresses views of the staff regarding the interaction between SFAS No. 123( R) and certain SEC rules and regulations and provides the staff’s views regarding the valuation of share-based payment arrangements for public companies. SFAS No. 123 ( R) permits public companies to adopt its requirements using one of two methods. On April 14, 2005, the SEC adopted a new rule amending the compliance dates for SFAS 123R. Companies may elect to apply this statement either prospectively, or on a modified version of retrospective application under which financial statements for prior periods are adjusted on a basis consistent with the pro forma disclosure required for those periods under SFAS 123. Effective January 1, 2006, the Company has fully adopted the provisions of SFAS No. 123R and related interpretations as provided by SAB 107. As such, compensation cost is measured on the date of grant at their fair value. Such compensation amounts, if any, are amortized over the respective vesting periods of the option grant. The Company applies this statement prospectively.

(M) Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”. The objective of SFAS 157 is to increase consistency and comparability in fair value measurements and to expand disclosures about fair value measurements. SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements. The provisions of SFAS No. 157 are effective for fair value measurements made in fiscal years beginning after November 15, 2007. The adoption of this statement is not expected to have a material effect on the Company’s future reported financial position or results of operations.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106, and 132(R)”. This statement requires employers to recognize the over-funded or under-funded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This statement also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. The provisions of SFAS No. 158 are effective for employers with publicly traded equity securities as of the end of the fiscal year ending after December 15, 2006. The adoption of this statement is not expected to have a material effect on the Company’s future reported financial position or results of operations.

In September 2006, the SEC issued Staff Accounting Bulletin (“SAB”) No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.” SAB No. 108 addresses how the effects of prior year uncorrected misstatements should be considered when quantifying misstatements in current year financial statements. SAB No. 108 requires companies to quantify misstatements using a balance sheet and income statement approach and to evaluate whether either approach results in quantifying an error that is material in light of relevant quantitative and qualitative factors. SAB No. 108 is effective for period ending after November 15, 2006. The Company is currently evaluating the impact of adopting SAB No. 108 but does not expect that it will have a material effect on its financial statements.

In February 2007, the Financial Accounting Standards Board (FASB) issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – Including an Amendment of FASB Statement No. 115”. This statement permits entities to choose to measure many financial instruments and certain other items at fair value. Most of the provisions of SFAS No. 159 apply only to entities that elect the fair value option. However, the amendment to SFAS No. 115 “Accounting for Certain Investments in Debt and Equity Securities” applies to all entities with available-for-sale and trading securities. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provision of SFAS No. 157, “Fair Value Measurements”. The adoption of this statement is not expected to have a material effect on the Company’s financial statements.

In December 2007, the Financial Accounting Standards Board (FASB) issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51”. This statement improves the relevance, comparability, and transparency of the financial information that a reporting entity provides in its consolidated financial statements by establishing accounting and reporting standards that require; the ownership interests in subsidiaries held by parties other than the parent and the amount of consolidated net income attributable to the parent and to the noncontrolling interest be clearly identified and presented on the face of the consolidated statement of income, changes in a parent’s ownership interest while the parent retains its controlling financial interest in its subsidiary be accounted for consistently, when a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary be initially measured at fair value, entities provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS No. 160 affects those entities that have an outstanding noncontrolling interest in one or more subsidiaries or that deconsolidate a subsidiary. SFAS No. 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Early adoption is prohibited. The adoption of this statement is not expected to have a material effect on the Company’s financial statements.

(N) Prepaid Expenses

The prepaid expenses appearing in the Company’s Balance Sheet include (i) prepaid insurance and prepaid annual software and content licensing fees.

(O) Costs of Revenues

Costs of Revenues in our Statement of Operations includes both the costs of materials purchased and the cost of packaging and delivering those products

NOTE 2 PROPERTY AND EQUIPMENT

At December 31, 2007 and 2006 property and equipment is as follows:

	2007	2006
Computer and Office Equipment	$3,212	$3,212
Furniture and Fixtures	4,382	4,382

Less accumulated depreciation and amortization	(1,268)	(602)

	$6,326	$6,992

Depreciation and amortization expense for the years ended December 31, 2007 and 2006 was $666 and $602, respectively.

NOTE 3 STOCKHOLDERS’ EQUITY

(A) Common Stock Issued for Cash

During 2007, the Company issued 360,000 shares of common stock for cash of $9,000 ($0.025 per share)

During 2007, the Company issued 11,052,000 shares of common stock for cash of $307,000 ($0.027 per share)

During 2007, the Company issued 6,924,060 shares of common stock for cash of $230,800 ($0.033 per share)

During 2007, the Company issued 8,100,000 shares of commons stock for cash of $90,000 ($0.011 per share)

During 2006, the Company issued 18,000,000 shares of common stock for cash of $200,000 ($0.011 per share)

During 2006, the Company issued 1,280,160 shares of common stock for cash of $30,002 ($0.023 per share)

During 2006, the Company issued 5,765,940 shares of common stock for cash of $144,097 ($0.025 per share)

During 2006, the Company issued 2,070,000 shares of common stock for cash of $46,000 ($0.022 per share)

(B) Stock Issued for Services

During 2007, the Company issued 4,422,420 shares of common stock for services with a fair market value of $49,249 ($0.011 per share)

During 2007, the Company issued 259,200 shares of common stock for services with a fair market value of $8,640 ($0.033 per share)

During 2007, the Company issued 2,457,000 shares of common stock for board compensation with a fair market value of $78,000 ($0.032 per share)

During 2007, the Company issued 616,500 shares of common stock for employee cash sales with a fair market value of $15,413 ($0.025 per share)

During 2007, the Company issued 46,440 shares of common stock for employee cash sales with a fair market value of $1,290 ($0.028 per share)

During 2006, the Company issued 360,000 shares of common stock for services with a fair market value of $9,000 ($0.025 per share)

During 2006, the Company issued 16,200,000 shares of common stock for services with a fair market value of $180,000 ($0.011 per share)

During 2006, the Company issued 514,980 shares of common stock for board compensation with a fair market value of $9,000 ($0.0175 per share)

During 2006, the Company issued 489,960 shares of common stock for board compensation with a fair market value of $12,000 ($0.0245 per share)

During 2006, the Company issued 334,980 shares of common stock for board compensation with a fair market value of $9,000 ($0.027 per share)

During 2006, the Company issued 772,380 shares of common stock for board compensation with a fair market value of $13,500 ($0.0175 per share)

During 2006, the Company issued 481,860 shares of common stock for employee cash sales with a fair market value of $12,878 ($0.025 per share)

During 2005, the Company issued 180,000,000 shares of common stock for incorporation expenses with a fair market value of $100,000 ($0.0006 per share).

(C) Stock Options Issued for Debt

During 2007, the Company issued 16,200,000 shares of common stock in consideration for payment of a related party loan of $180,000 ($0.011 per share). See Note 4

(D) Stock Options Issued for Services

The Company has issued options of the Company having a variety of exercise prices equal to the share price at the time of issuance. The options vest immediately and the Company recorded compensation expense at December 31, 2007 and 2006 of $216,648 and $178,200, respectively, with an offsetting credit to additional paid-in capital. The Company has valued these options at their fair value using the Black-Sholes option pricing method. The assumptions used were as follows:

Expected life	1 year
Expected volatility	100%
Risk free interest rate	4.5%
Expected dividends	0%

The following tables summarize all stock option grants to employees and consultants as of December 31, 2007 and December 31, 2006, and the related changes during these periods are presented below.

	Number of Options	Weighted Average Exercise Price
Stock Options

Balance at December 31, 2005	—	$—
Granted	14,220,000	$0.017
Exercised	—	$—
Forfeited	—	$—

Balance at December 31, 2006	14,220,000	$0.017

	Number of Options	Weighted Average Exercise Price
Granted	16,901,100	0.032
Exercised	8,100,000	0.011
Forfeited	—	—

Balance at December 31, 2007	23,021,100	0.023

Options exercisable at December 31, 2007	23,021,100	$0.023

Weighted average fair value of options granted during 2007		$0.032

Of the total options granted, all 23,021,100 are fully vested, exercisable and non-forfeitable.

The following table summarizes information about stock options for the Company at December 31, 2007 and 2006:

2007 Options Outstanding				Options Exercisable
Range of Exercise Price	Number Outstanding at December 31, 2007	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable at December 31, 2007	Weighted Average Exercise Price
$ 0.01 – 0.03	14,220,000	1.0	$0.017	14,220,000	$0.017
$ 0.01 – 0.03	8,801,100	1.0	$0.032	8,801,100	$0.032

2006 Options Outstanding				Options Exercisable
Range of Exercise Price	Number Outstanding at December 31, 2006	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable at December 31, 2006	Weighted Average Exercise Price
$ 0.01 – 0.03	14,220,000	1.0	$0.017	14,220,000	$0.017

(E) Stock Split

During 2006, the Company’s stockholders approved a forward stock split of ten thousand for one, in which each stockholder of record received ten thousand common shares in exchange for each share of their currently issued common stock. The financial statements have been retroactively adjusted to reflect the stock split.

On April 4, 2008, the Company’s stockholder’s approved a forward stock split of 180 for one, in which each stockholder of record received 180 common shares in exchange for each share of their currently issued common stock. The financial statements have been retroactively adjusted to reflect the stock split (see note 7).

(F) Securities Purchase Agreement

On November 12, 2007, we entered into a securities purchase agreement (the “Securities Purchase Agreement”) with Tailor-Made under which we may issue and sell our common stock to Tailor-Made for a total purchase price of $5,000,000 during the 24 month term of the Securities Purchase Agreement. Under the Securities Purchase Agreement Tailor-Made will pay us (a) 90% of, or a 10% discount to, the lowest daily volume weighed average price, or VWAP, of our common stock during the ten consecutive trading day period immediately prior to the date we notify Tailor-Made that we want to access the Securities Purchase Agreement. We will be entitled to commence drawing down on the Securities Purchase Agreement when the sale of common stock under the Securities Purchase Agreement is registered with the SEC and the authorization for quotation on the National Association of Securities Dealers OTC Bulletin Board is obtained, and for a period of two years thereafter. The amount of each cash advance is subject to a minimum advance amount of $20,000 and a maximum advance amount of $200,000. There is no price below which the shares will not be sold as the common stock associated with the Agreement has a market-price dependent feature without any set price floor. Consequently, the lower our price, the greater the number of shares we will have to issue to Tailor-Made. To date, we have not drawn down on the Securities Purchase Agreement.

In addition, Tailor-Made will receive a warrant to purchase a number of shares of our common stock equal to $1,000,000 divided by the lesser of (a) the Formula Price (as defined in the Securities Purchase Agreement) and (b) the Section 504 Offering Price (as defined in the Securities Purchase Agreement), with an exercise price equal to 125% of the lesser of (a) the Formula Price and (b) the Section 504 Offering Price. The warrants expire on November 12, 2011. We will also issue Tailor-Made $200,000 worth of our common stock in connection with the Securities Purchase Agreement.

NOTE 4 LOANS PAYABLE—STOCKHOLDER

During 2007, stockholders loaned $150,000 to the Company. The loan is non interest bearing, is unsecured and due on demand. This was converted to stock during 2007. (Note 3D)

During 2006, the Company’s principal stockholder loaned $60,000 to the Company. The loan is non interest bearing, is unsecured and due on demand. $30,000 was converted to stock during 2007 (Note 5 and 3D)

NOTE 5 RELATED PARTY TRANSACTIONS

During 2006, the Company’s principal stockholder loaned $60,000 to the Company. The loan is non interest bearing, is unsecured and due on demand. $30,000 was converted to stock during 2007 (Note 4 and 3D)

NOTE 6 GOING CONCERN

As reflected in the accompanying financial statements, the Company is in the development stage with limited revenues, has negative cash flows used in operations of $1,652,627 from inception and has an accumulated deficit during the development stage of $2,228,035. This raises substantial doubt about its ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company’s ability to raise additional capital and implement its business plan. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Management believes that actions presently being taken to raise funds provide the opportunity for the Company to continue as a going concern.

NOTE 7 SUBSEQUENT EVENTS

On January 16, 2008, a shareholder loaned the Company $300,000. This loan bears interest at 3%, is unsecured and is due on July 10, 2008. The principal of this loan is convertible to equity at a price of $0.03 per share at the lender’s discretion.

During January and February, 2008, 47,774,880 stock options were issued at a strike price of $0.033 for services with a fair value of $636,999.

On January 31, 2008, 194,400 shares of common stock were issued for Board Services ($0.033 per share).

On January 31, 2008, 180,000 shares of common stock were issued for consulting ($0.033 per share).

On January 31, 2008, the Company purchased substantially all the assets of Homeschoolreviews.com for $120,000 in cash to be paid in $40,000 increments no later than December 31, 2008. To date, two payments totaling $80,000 have been made.

On February 8, 2008, the Company signed a Distribution and Development agreement to sell materials and to develop Enhanced Instructional Guides for the 2009 school year.

On February 14, 2008, 750,060 shares of common stock were issued for cash of $25,000 (0.033 per share).

On February 20, 2008, 129,600 shares of common stock were issued for cash of $4,320 ($0.033 per share).

On February 27, 2008, 300,060 shares of common stock were issued for cash of $10,000 ($0.033 per share).

On February 29, 2008, 195,300 shares of common stock were issued for Board Services ($0.033 per share).

On February 29, 2008, 180,000 shares of common stock were issued for consulting ($0.033 per share).

On March 5, 2008, 2,700,000 shares of common stock were issued for cash of $90,000 ($0.033 per share)

On March 14, 2008, the par value of common stock was changed to $0.001 and the authorized number of common shares was changed to 500,000,000.

On March 31, 2008, 195,300 shares of common stock were issued for Board Services ($0.033 per share).

On April 4, 2008 the price per share was raised from $6 to $9 and the shares were split 180 times as retroactively reflected in this document.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 1.	Other Expenses of Issuance and Distribution

The estimated expenses of this offering in connection with the issuance and distribution of the securities being registered, all of which are to be paid by the Registrant, are as follows:

Registration Fee	$235.80
Legal Fees and Expenses	$35,000
Accounting Fees and Expenses	$12,000
Printing	0
Miscellaneous Expenses	0

Total	$47,235.80

Item 2.	Indemnification of Directors and Officers

The only statue, charter provision, by-law, contract, or other arrangement under which any controlling person, director or officers of the Registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

Our certificate of incorporation limits the liability of our directors and officers to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for: (i) breach of the directors’ duty of loyalty; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) the unlawful payment of a dividend or unlawful stock purchase or redemption, and (iv) any transaction from which the director derives an improper personal benefit. Delaware law does not permit a corporation to eliminate a director’s duty of care, and this provision of our certificate of incorporation has no effect on the availability of equitable remedies, such as injunction or rescission, based upon a director’s breach of the duty of care.

The effect of the foregoing is to require us to indemnify our officers and directors for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. We also maintain officers’ and directors’ liability insurance coverage.

Insofar as indemnification for liabilities may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable.

Item 3.	Recent Sales of Unregistered Securities

During the past three years the Company has had the following unregistered sales of its securities:

2008

On January 31, 2008, 194,400 shares of common stock were issued to our board members for Board Services ($0.033 per share).

On January 31, 2008, 180,000 shares of common stock were issued to a private individual for business consulting related to potential acquisitions ($0.033 per share).

On February 14, 2008, 750,060 shares of common stock were issued to a private investor for cash of $25,000 (0.033 per share).

On February 20, 2008, 129,600 shares of common stock were issued to a private investor for cash of $4,320 ($0.033 per share).

On February 27, 2008, 300,060 shares of common stock were issued to a private investor for cash of $10,000 ($0.033 per share).

On February 29, 2008, 195,300 shares of common stock were issued to our board members for Board Services ($0.033 per share).

On February 29, 2008, 180,000 shares of common stock were issued to a private individual for business consulting related to potential acquisitions ($0.033 per share).

On March 5, 2008, 2,700,000 shares of common stock were issued to a private investor for cash of $90,000 ($0.033 per share)

On March 31, 2008, 195,300 shares of common stock were issued to our board members for Board Services ($0.033 per share).

During 2008, the Company issued 7,779,600 shares of common stock for cash of $259,320 ($0.03 per share)

During 2008, the Company issued 1,170,000 shares of common stock for board compensation with a fair market value of $39,000 ($0.03 per share)

During 2008, the Company issued 1,080,000 shares of common stock for the interest expense on a note payable relating to the purchase of Home School Reviews in the amount of $36,000 ($0.03 per share)

2007

During 2007, the Company issued 360,000 shares of common stock to a private investor for cash of $9,000 ($0.025 per share)

During 2007, the Company issued 11,052,000 shares of common stock to a private investor for cash of $307,000 ($0.027 per share)

During 2007, the Company issued 6,924,060 shares of common stock to a private investor for cash of $230,800 ($0.033 per share)

During 2007, the Company issued 8,100,000 shares of commons stock to a private investor for cash of $90,000 ($0.011 per share)

During 2007, the Company issued 4,422,420 shares of common stock for services with a fair market value of $49,249 ($0.011 per share)

During 2007, the Company issued 259,200 shares of common stock for graphic design services with a fair market value of $8,640 ($0.033 per share)

During 2007, the Company issued 2,457,000 shares of common stock to our board members for board compensation with a fair market value of $78,000 ($0.032 per share)

During 2007, the Company issued 616,500 shares of common stock for employee cash sales with a fair market value of $15,413 ($0.025 per share)

During 2007, the Company issued 46,440 shares of common stock for employee cash sales with a fair market value of $1,290 ($0.028 per share)

2006

During 2006, the Company issued 18,000,000 shares of common stock to a private investor for cash of $200,000 ($0.011 per share)

During 2006, the Company issued 1,280,160 shares of common stock for to a private investor cash of $30,002 ($0.023 per share)

During 2006, the Company issued 5,765,940 shares of common stock to a private investor for cash of $144,097 ($0.025 per share)

During 2006, the Company issued 2,070,000 shares of common stock to a private investor for cash of $46,000 ($0.022 per share)

During 2006, the Company issued 360,000 shares of common stock for graphic design services with a fair market value of $9,000 ($0.025 per share)

During 2006, the Company issued 16,200,000 shares of common stock for software development services with a fair market value of $180,000 ($.0.011 per share)

During 2006, the Company issued 514,980 shares of common stock to our board members for board compensation with a fair market value of $9,000 ($0.0175 per share)

During 2006, the Company issued 489,960 shares of common stock to our board members for board compensation with a fair market value of $12,000 ($0.0245 per share)

During 2006, the Company issued 334,980 shares of common stock to our board members for board compensation with a fair market value of $9,000 ($0.027 per share)

During 2006, the Company issued 772,380 shares of common stock to our board members for board compensation with a fair market value of $13,500 ($0.0175 per share)

During 2006, the Company issued 481,860 shares of common stock for employee cash sales with a fair market value of $12,878 ($0.025 per share)

In instances described above where we issued securities in reliance upon Regulation D, we relied upon Rule 506 of Regulation D of the Securities Act. These stockholders who received the securities in such instances made representations that (a) the stockholder is acquiring the securities for his, her or its own account for investment and not for the account of any other person and not with a view to or for distribution, assignment or resale in connection with any distribution within the meaning of the Securities Act, (b) the stockholder agrees not to sell or otherwise transfer the purchased shares unless they are registered under the Securities Act and any applicable state securities laws, or an exemption or exemptions from such registration are available, (c) the stockholder has knowledge and experience in financial and business matters such that he, she or it is capable of evaluating the merits and risks of an investment in us, (d) the stockholder had access to all of our documents, records, and books pertaining to the investment and was provided the opportunity to ask questions and receive answers regarding the terms and conditions of the offering and to obtain any additional information which we possessed or were able to acquire without unreasonable effort and expense, and (e) the stockholder has no need for the liquidity in its investment in us and could afford the complete loss of such investment. Management made the determination that the investors in instances where we relied on Regulation D are accredited investors (as defined in Regulation D) based upon management’s inquiry into their sophistication and net worth. In addition, there was no general solicitation or advertising for securities issued in reliance upon Regulation D.

In instances described above where we indicate that we relied upon Section 4(2) of the Securities Act in issuing securities, our reliance was based upon the following factors: (a) the issuance of the securities was an isolated private transaction by us which did not involve a public offering; (b) there were only a limited number of offerees; (c) there were no subsequent or contemporaneous public offerings of the securities by us; (d) the securities were not broken down into smaller denominations; and (e) the negotiations for the sale of the stock took place directly between the offeree and us.

Item 4.	Exhibits

Exhibit Number	Description of Exhibit

Exhibit No.	Description
3.1	Articles of Incorporation incorporated by reference to the Company’s Form S-1 filed on April 7, 2008

3.2	Bylaws incorporated by reference to the Company’s Form S-1 filed on April 7, 2008

5.1	Opinion of the Company’s legal counsel, McDonald Hopkins, LLC (to be filed prior to effectiveness)

10.1	Securities Purchase Agreement by and between the company and the Tailor-Made dated November 12, 2007 incorporated by reference to the Company’s Form S-1 filed on April 7, 2008

10.2	Registration Rights Agreement by and between the company and the Tailor-Made dated November 12, 2007 incorporated by reference to the Company’s Form S-1 filed on April 7, 2008

10.3	Warrant issued to Tailor-Made November 12, 2007 incorporated by reference to the Company’s Form S-1 filed on April 7, 2008

14.1	Code of Ethics incorporated by reference to the Company’s Form S-1 filed on April 7, 2008

23.1	CONSENT of the Company’s Auditors, Webb & Company

23.2	CONSENT OF MCDONALD HOPKINS, LLC (FILED AS PART OF EXHIBIT 5)

24.1	Powers of Attorney (included on the signature page).

Item 5.	Undertakings

(A)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment of the Registration Statement) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	For the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to the purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(B)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 14 above or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Des Plaines in the State of Illinois on the 18th day of September, 2008.

Home School, Inc.

By:	/s/ Thomas Morrow
Principal Executive Officer and Chairman

POWER OF ATTORNEY

Each director and/or officer of the registrant whose signature appears below hereby appoints Thomas Morrow as his attorney-in-fact to sign in his name and behalf, in any and all capacities stated below, and to file with the Securities and Exchange Commission, any and all amendments, including post-effective amendments, to this Registration Statement (and to any registration statement filed pursuant to Rule 462 under the Securities Act of 1933).

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated:

Signature	Title	Date
/s/ Thomas Morrow	Principal Executive Officer and Chairman	September 18, 2008

/s/ Jeffrey Lye	Principal Financial Officer and Principal Accounting Officer	September 18, 2008

/s/ David Nicholson	Director	September 18, 2008

/s/ Kenneth Lydecker	Director	September 18, 2008

/s/ Christopher Davies	Director	September 18, 2008

/s/ James Treleaven	Director	September 18, 2008

/s/ Perry Marshall	Director	September 18, 2008